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United Technologies Corporation

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United Technologies Corporation One Financial Plaza Hartford, CT 06101

February 20, 2009

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

We are pleased to invite the shareowners of United Technologies Corporation to attend the 2009 Annual Meeting of Shareowners. The meeting will be held on April 8, 2009 at the Pratt & Whitney facility located at 17900 Beeline Highway, Jupiter, Florida. The doors will open at 10:30 a.m. and the meeting will begin at 11:00 a.m. The meeting will address the following matters:

1.	Election of fourteen directors from among the nominees described in the accompanying Proxy Statement.

2.	Appointment of PricewaterhouseCoopers LLP to serve as Independent Auditors for 2009.

3.	The shareowner proposal described in the accompanying Proxy Statement.

4.	Other business if properly raised.

This year, like many companies, we are expanding our electronic dissemination of annual meeting materials by using the new “Notice and Access” method recently approved by the Securities and Exchange Commission. We are initiating use of this method with a portion of our shareowners and believe this process should provide a convenient and quick way to access your proxy materials and vote. Expanded electronic dissemination allows companies to conserve natural resources and reduce costs of printing and mailing the materials. Many shareowners will receive a Notice of Internet Availability of Proxy Materials containing convenient instructions on how to access annual meeting materials via the Internet. The Notice also provides instructions on how to receive paper copies if preferred.

Shareowners of record of UTC Common Stock at the close of business on February 10, 2009, the record date for the meeting, and their representatives authorized by proxy will be entitled to attend and vote at the meeting.

Since seating is limited, please request a ticket in advance in order to attend. Please refer to page 4 of the enclosed Proxy Statement for further information concerning tickets.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

George David	Louis R. Chênevert
Chairman	President and Chief Executive Officer

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery of your annual meeting materials and avoid costly mailings by confirming in advance electronic delivery as your preferred method of delivery. For further information on how to take advantage of this cost-saving service, please see page 38 of the enclosed Proxy Statement.

UNITED TECHNOLOGIES CORPORATION

PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please submit your proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.

Our Board of Directors is soliciting proxies for the 2009 Annual Meeting of Shareowners of United Technologies Corporation (“UTC”, the “Corporation” or the “Company”) to be held on April 8, 2009. We began making this Proxy Statement available to shareowners on or about February 20, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on April  8, 2009. UTC’s 2009 Proxy Statement and UTC’s Annual Report for 2008 are available at www.edocumentview.com/utx.

GENERAL INFORMATION REGARDING THE ANNUAL MEETING.

How does the Board of Directors recommend that I vote on the matters to be considered at the meeting? The following proposals will be considered at the meeting:

1.	Election of fourteen directors from among the nominees described in this Proxy Statement.

2.	Appointment of PricewaterhouseCoopers LLP as Independent Auditors for 2009.

3.	Shareowner Proposal Concerning Offsets for Foreign Military Sales.

The Board recommends that you vote:

FOR each of the Board’s nominees for election as directors,

FOR the appointment of PricewaterhouseCoopers LLP as Independent Auditors for 2009, and

AGAINST the shareowner proposal.

Who is entitled to vote? You are entitled to vote the shares of UTC Common Stock (“Common Stock”) you owned at the close of business on February 10, 2009, which is referred to as the record date. We will make available a list of registered shareowners entitled to vote. The list will be available at UTC’s offices, One Financial Plaza, Hartford, CT, for ten days prior to the meeting and at the meeting location during the meeting.

If your shares are registered directly in your name with UTC’s stock registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the registered shareowner for those shares. As the registered shareowner, you have the right to vote those shares and we will send you the proxy materials and a proxy card (or provide electronic access as described below in the response to the question “How can I vote my shares?”).

Most UTC shareowners hold their shares through a broker, bank, trustee or another nominee, rather than owning shares registered directly in their name. In that case, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction card or provide electronic access to the materials and to voting facilities. Because a beneficial owner is not a registered shareowner, you may not vote those shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares, giving you the right to vote the shares directly. Accordingly, to vote in person, you will need to contact your broker, bank, trustee or nominee to obtain a “legal proxy”, and present the proxy at the meeting in order to receive a ballot to vote at the meeting.

Why did I receive in the mail a one-page Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials? The Securities and Exchange Commission (“SEC”) has adopted rules allowing companies to provide shareowners with access to proxy materials over the Internet rather than mailing the materials to shareowners. Accordingly, to conserve natural resources and reduce costs, we are sending to many of our shareowners a Notice of Internet Availability of Proxy Materials (the “Notice”). Shareowners receiving the Notice will have the ability either to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy are set forth in the Notice. In addition, shareowners may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

YOUR VOTE IS VERY IMPORTANT! We recommend that you vote your shares in advance of the meeting, using one of the voting methods described below.

How can I vote my shares? You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting facilities are designed to authenticate your vote by requiring the entry of your confidential voter control number. If you vote on the Internet or by telephone, you do not need to return a proxy card or voting instruction card. Internet and telephone voting facilities will be available 24 hours a day until 10:00 a.m. Eastern Daylight Time on April 8, 2009 (except in the case of UTC Employee Savings Plan Participants, who must submit voting instructions by 11:00 a.m. on April 7, 2009, as described below).

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Vote on the Internet. If you have Internet access, you may access the Proxy Statement and Annual Report and submit your proxy or voting instructions by following the instructions provided in the Notice, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

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Vote by Telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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Vote by Mail. If you received printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to United Technologies Corporation, c/o Computershare, 250 Royall Street, Canton, MA 02021. Please allow sufficient time for delivery if you decide to vote by mail.

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Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a “legal proxy”, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record. The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

How can I vote my shares held in the UTC Employee Savings Plan? You can direct the voting of your proportionate interest in shares in the ESOP Fund and the Common Stock Fund under the UTC Employee Savings Plan by returning a voting instruction card or by providing voting instructions by telephone or via the Internet. If you do not provide voting instructions (or if your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the trustee will vote all of your uninstructed ESOP Fund shares for the voting choice for which the trustee casts the greatest number of votes based on voting instructions received from ESOP Fund participants who do submit voting instructions. The trustee also will vote your uninstructed Common Stock Fund shares for the voting choice for which the trustee casts the greatest number of votes based on instructions from Common Stock Fund participants who do submit voting instructions. The trustee will vote all unallocated Common Stock in the ESOP Fund for the voting choice for which the trustee casts the greatest number of votes based on instructions from ESOP Fund participants who do submit voting instructions.

IMPORTANT NOTICE TO PARTICIPANTS IN THE UTC SAVINGS PLAN FOR EMPLOYEES IN THE UNITED STATES: Computershare must receive your voting instructions by 11:00 a.m., Eastern Daylight Time, on April 7, 2009 in order for Computershare to tabulate the voting instructions of Savings Plan participants who have voted and communicate those instructions to the Savings Plan trustee, who will vote your shares.

Please note that the facilities for Internet and telephone voting cannot accommodate cumulative voting for the election of directors, and therefore if you wish to exercise cumulative voting rights you must submit a proxy card or voting instructions by mail.

How will the proxy holders vote my shares? The persons who are authorized on the proxy card, voting instruction forms and through the Internet and telephone voting facilities to vote your shares will vote your shares in accordance with your instructions given on those forms, via the Internet or by telephone. If you sign and return your proxy card or vote via the Internet or by telephone but do not indicate voting instructions on one or more of the matters listed, the proxy holders will vote your uninstructed shares:

•	for each of the Board’s nominees for election as a director,

•	for the appointment of PricewaterhouseCoopers LLP as Independent Auditors for 2009, and

•	against the shareowner proposal.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

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Your broker will have the authority to exercise discretion to vote your shares with respect to the election of directors and the appointment of Independent Auditors, because those items are matters that are considered routine under rules of the New York Stock Exchange (“NYSE”).

•	Your broker will not have the authority to exercise discretion to vote your shares with respect to the shareowner proposal, because it involves a matter that is considered non-routine.

As the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, we anticipate that brokers may turn in proxy cards that vote uninstructed shares “FOR” the election of directors and appointment of Independent Auditors, but expressly state that the broker is NOT voting on the shareowner proposal. The broker’s instructions with respect to the shareowner proposal in this case are referred to as “broker non-votes.” In tabulating the voting result for any particular proposal, shares that are the subject of a broker non-vote will be counted as shares entitled to vote, but will not be voted for or against the matter in question.

Who can attend the Annual Meeting and how can I request tickets? If you were a registered or beneficial shareowner of UTC Common Stock at the close of business on February 10, 2009, you or your authorized proxy may attend the Annual Meeting. Since seating is limited, we ask that you request tickets in advance to attend. If your shares are registered in your name on the records of Computershare, or if you are a beneficial owner of shares through a UTC employee savings plan, you can request tickets by sending an email request to the Corporate Secretary at corpsec@corphq.utc.com or by returning the Ticket Request Card provided with the mailed Annual Meeting materials. If you forget to bring a ticket, you will be admitted to the meeting only if you provide proof that you were a registered shareowner or beneficial shareowner through a UTC employee savings plan as of February 10, 2009 and provide proof of identification. If you hold shares through a broker, bank, trustee or nominee, you may request a ticket by writing to the Corporate Secretary and including a copy of an account statement or a legal proxy from the broker, bank, trustee or nominee, in either case showing your ownership of shares as of February 10, 2009.

PROPOSAL 1: ELECTION OF DIRECTORS.

General Information Concerning the Board of Directors. Our entire Board is elected annually by the shareowners. The Board, upon the recommendation of the Committee on Nominations and Governance, has nominated for election as directors at the Annual Meeting the fourteen nominees listed below, each of whom is a current director other than Secretary Gutierrez. Secretary Gutierrez was elected to the Board on February 9, 2009 and will become a director effective as of March 11, 2009.

The Board has adopted independence standards for directors that meet the independence requirements set forth in NYSE listing standards. A copy of these independence standards is included in UTC’s Corporate Governance Guidelines available on UTC’s website at

http://www.utc.com/utc/Governance/Board_of_Directors.html.

The Board has affirmatively determined that each person who served as a director of UTC in 2008, other than Messrs. David and Chênevert, who are officers of UTC, is independent in accordance with these standards. The Board has also determined that Secretary Gutierrez is independent. Specifically, none of the nominees that qualify as independent has a business, financial, family or other type of relationship with UTC (other than as a director and shareowner of UTC), except for any relationships that are immaterial under UTC’s independence standards. In determining that each such director is independent, the Board considered that UTC and its subsidiaries in the ordinary course of business sell products and services to, or purchase products and services from, companies at which some of the nominees are or have been employed as officers or serve as directors. Directors Faraci, Garnier, McGraw, Swygert and Villeneuve serve or have served as officers and/or directors of entities that purchase products or services from UTC. Directors Faraci, Garnier, McGraw and Villeneuve serve or have served as officers and/or directors of entities that provide products or services to UTC. In each case, the amounts paid to, or received by, UTC annually from these companies were well below the 2% of total revenue threshold in UTC’s independence standards. The Board also considered charitable contributions that UTC gave to organizations with which Directors Garnier, Kangas, Lee, McGraw, Swygert and Whitman are or have been associated, but which do not conflict with UTC’s independence standards since the director did not serve as an executive officer of the organization or the amounts contributed by UTC did not exceed the thresholds in UTC’s independence standards. The Board determined that none of these relationships impaired the independence of the directors.

If any of the Board’s nominees become unavailable prior to the Annual Meeting to serve as a director, the Board may select a replacement nominee or reduce the number of directors to be elected. The proxy holders will vote the shares for which they serve as proxy for any replacement candidate nominated by the Board.

Nominees. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR EACH OF THE FOLLOWING NOMINEES:

LOUIS R. CHÊNEVERT, President and Chief Executive Officer, United Technologies Corporation. Mr. Chênevert was elected President and Chief Executive Officer on April 9, 2008. He previously served as President and Chief Operating Officer from March 2006 through April 2008 and as President of the Pratt & Whitney division of UTC from April 1999 through March 2006. In 2005, he was inducted as a Fellow of the American Institute of Aeronautics and Astronautics (AIAA). Mr. Chênevert serves on the Board of Directors of the Friends of HEC Montreal, the Director’s Advisory Board for the Yale Cancer Center, and is Co-Chair for the Yale-New Haven Cancer Hospital Capital Campaign Committee. Mr. Chênevert is 51 and has been a UTC director since 2006.

GEORGE DAVID, Chairman, United Technologies Corporation. Mr. David previously served as Chief Executive Officer from 1994 to 2008. He was elected Chairman in 1997. He also served as UTC’s President from 2002 to 2006 and from 1992 to 1999. Mr. David is a board member of BP. He is also a member of The Business Council and Vice Chairman of the Peterson Institute for International Economics. Mr. David was awarded the Order of Friendship from the Russian Federation in 1999, and in May 2002 France named him to its Legion of Honor. Mr. David is 66 and has been a UTC director since 1992.

JOHN V. FARACI has been Chairman and Chief Executive Officer of International Paper (paper, packaging and distribution) since 2003. Earlier in 2003 he was elected President and a director of International Paper, and previously served as Executive Vice President and Chief Financial Officer, with additional corporate responsibility for the company’s former majority-owned New Zealand subsidiary, Carter Holt Harvey. He joined International Paper in 1974. He serves on the boards of the American Forest & Paper Association, the Grand Teton National Park Foundation and the National Park Foundation. He is a member of The Business Roundtable, Citigroup International Advisory Board, American Enterprise Institute and the Denison University Board of Trustees. Mr. Faraci is 59 and has been a UTC director since 2005.

JEAN-PIERRE GARNIER, Ph.D., was elected Chief Executive Officer of Pierre Fabre SA (pharmaceuticals and cosmetics) in 2008. He previously served as Chief Executive Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc from 2000 to 2008. Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc from 1996 to 2000. Dr. Garnier is also a director of Renault S.A. In 2007, he was promoted from Chevalier to Officier de la Légion d’Honneur of France. In 2006, he was named to the global list of top 20 CEOs by the Best Practice Institute. He is currently a board member of the Stanford Advisory Council on Interdisciplinary Biosciences and the Weill Cornell Medical College, serves on UK Prime Minister Gordon Brown’s International Business Advisory Council and is a member of the advisory board of the Global Strategic Equities Fund founded and sponsored by Dubai International Capital LLC. Dr. Garnier is 61 and has been a UTC director since 1997.

JAMIE S. GORELICK is a partner at the international law firm, WilmerHale, having joined the firm in 2003. Ms. Gorelick represents companies on regulatory, compliance, governance and enforcement issues. She has held numerous positions in the U.S. Government, serving as Deputy Attorney General of the United States, as General Counsel of the Department of Defense, as Assistant to the Secretary of Energy, and most recently as a member of the bipartisan National Commission on Terrorist Threats Upon the United States. She also served as Vice Chair of Fannie Mae from 1997 to 2003. She is currently a member of the boards of Schlumberger, Ltd., the John D. and Catherine T. MacArthur Foundation, the Carnegie Endowment for International Peace, the Washington Legal Clinic for the Homeless, and The Urban Institute. She is a member of the Council on Foreign Relations. Ms. Gorelick is 58 and has been a UTC director since 2000.

CARLOS M. GUTIERREZ served as U.S. Secretary of Commerce from February 2005 through January 2009. In that role, he also served as Co-Chair of the U.S. Commission for Assistance to a Free Cuba. He served as Chairman and Chief Executive Officer of Kellogg Company from April 2000 through February 2005. He is also a member of the Board of Trustees of the Woodrow Wilson International Center for Scholars. Mr. Gutierrez is 55 and was elected a UTC director in February 2009, with an effective date of March 11, 2009.

EDWARD A. KANGAS served as Global Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu (audit and tax services) from 1989 to 2000. He has served as Non-Executive Chairman of the Board at Tenet Healthcare Corporation since July 2003, and is a board member of Eclipsys Corporation, Hovnanian Enterprises Inc. and Intuit Inc. He is the immediate past Chairman of the National Multiple Sclerosis Society and is an Executive Committee member of the Committee for Economic Development. Mr. Kangas is 64 and has been a UTC director since 2008.

CHARLES R. LEE served as the Non-Executive Chairman of the Board of Directors of Verizon Communications (telecommunications) from April 2002 until his retirement in December 2003. He was Chairman and Co-Chief Executive Officer of Verizon Communications from June 2000 to March 2002. Prior to the merger of GTE Corporation and Bell Atlantic Corporation to form Verizon Communications, Mr. Lee served as Chairman and Chief Executive Officer of GTE Corporation from 1992 to 2000. He is a director of United States Steel Corporation, Marathon Oil Corporation, The Procter & Gamble Company and The DIRECTV Group, Inc. Mr. Lee is also a member of the Stamford Hospital Foundation. He is a Trustee Emeritus and Presidential Councilor of Cornell University. In addition, he serves on the Board of Overseers for the Weill Cornell Medical College and is a member of The Business Council. Mr. Lee is 69 and has been a UTC director since 1994.

RICHARD D. MCCORMICK served as Chairman of the Board of U S WEST, Inc. (telecommunications) from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from May 1992 until June 1998. He is also a director of Wells Fargo and Company, Nortel Networks Corporation and Nortel Networks Limited. In addition, he is a former Chairman and Honorary Chairman of the International Chamber of Commerce, Vice Chairman of the United States Council for International Business, a trustee of the Denver Art Museum, Vice President of the Denver Art Museum Foundation and Director Emeritus of Creighton University. Mr. McCormick is 68 and has been a UTC director since 1999.

HAROLD MCGRAW III has been Chairman of the Board of The McGraw-Hill Companies (global information services) since 1999 and President and Chief Executive Officer of McGraw-Hill since 1998. Mr. McGraw was President and Chief Operating Officer of McGraw-Hill from 1993 to 1998. He is also a director of ConocoPhillips, Chairman of the Emergency Committee for American Trade, The Business Roundtable and the Committee Encouraging Corporate Philanthropy, and a member of The Business Council, the State Department’s Advisory Committee in Transformational Diplomacy and the U.S. Trade Representative’s Advisory Committee for Trade, Policy and Negotiations (ACTPN). He also serves on the boards of Carnegie Hall, the National Council on Economic Education, The New York Public Library, National Organization on Disability, National Academy Foundation, Partnership for New York City, the Council for Industry and Higher Education in London and Prep for Prep. Mr. McGraw is 60 and has been a UTC director since 2003.

RICHARD B. MYERS, Ret. U.S. Air Force General, served as Chairman of the U.S. Joint Chiefs of Staff from 2001 to 2005. He was the principal military adviser to the President, Secretary of Defense, and the National Security Council. He was appointed Vice Chairman by President Clinton, which included acting as Chairman of the Joint Requirements Oversight Council, Vice Chairman of the Defense Acquisition Board, and member of the National Security Council Deputies Committee and the Nuclear Weapons Council. He also serves on the boards of Aon Corporation, Deere & Company, Northrop Grumman and Rivada Networks. Gen. Myers is the Foundation Professor of Military History at Kansas State University and holds the Colin Powell Chair of National Security Leadership, Character and Ethics at the National Defense University. He is a member of the Defense Policy Board and the Defense Health Board, and an advisory board member of Guggenheim Advisors. Gen. Myers is 66 and has been a UTC director since 2006.

H. PATRICK SWYGERT served as President of Howard University from 1995 to 2008. Mr. Swygert served as President of the University at Albany, State University of New York from 1990 to 1995, and as Executive Vice President of Temple University from 1987 to 1990. He also serves on the board of The Hartford Financial Services Group Inc. Mr. Swygert is a member of the Central Intelligence Agency’s External Advisory Board, the Advisory Council for the Smithsonian Institution’s National Museum of African American History and Culture, the D.C. Emancipation Commemoration Commission, the U.S. National Commission for the United Nations Educational, Scientific and Cultural Organization (UNESCO) and the Commission on Presidential Debates. He is also a Distinguished Adjunct Lecturer, Institute for National Strategic Studies, National Defense University, Department of Defense. Mr. Swygert is 65 and has been a UTC director since 2001.

ANDRÉ VILLENEUVE has been the Non-Executive Chairman of LIFFE (now part of NYSE Euronext group), the London futures and derivatives exchange, since 2003. He was an executive director of Reuters from 1989 to 2000. He was Chairman of Instinet Corp., an electronic brokerage subsidiary of Reuters, from 1990 to 1999, and Executive Chairman from 1999 to 2002. He is Chairman, City of London EU Advisory Group and a member of the UK Chancellor’s High Level Financial Services Group. Mr. Villeneuve was Chairman of Promethee, the French think tank, from 1998 to 2002 and non-executive director of Aviva PLC from 1996 to 2006. He is currently a non-executive director of IFRI (Institut Francais des Relations Internationales), International Financial Services London and EuroArbitrage. Mr. Villeneuve is 64 and has been a UTC director since 1997.

CHRISTINE TODD WHITMAN served as Administrator of the U.S. Environmental Protection Agency from January 2001 through June 2003. She was Governor of the State of New Jersey from 1994 through 2001. She has served as President of The Whitman Strategy Group (environment and public policy consulting) since December 2004. She is a director of Texas Instruments Incorporated, S.C. Johnson & Son, Inc. and the Council on Foreign Relations. In addition, she serves on the Steering Committee of The Cancer Institute of New Jersey, the board of trustees of the Eisenhower Fellowships, the Governing Board of the Park City Institute, and is a member of the National Council of the National Parks Conservation Association and the BP America Inc. External Advisory Board. Gov. Whitman is 62 and has been a UTC director since 2003.

Committees of the Board. The standing committees of the Board consist of the Audit Committee, the Committee on Nominations and Governance, the Committee on Compensation and Executive Development, the Finance Committee and the Public Issues Review Committee. Each committee, other than the Finance Committee, is composed solely of directors determined by the Board to be independent in accordance with NYSE listing standards. Each of the committees has a charter which is posted on UTC’s website at http://www.utc.com/utc/Governance/Board_of_Directors.html.

The Audit Committee has the responsibilities described in its Report set forth on page 33 of this Proxy Statement, which include assisting the Board in its oversight of the integrity of UTC’s financial statements and the qualifications and independence of the Independent Auditors. The Committee nominates, for appointment by shareowners, an accounting firm to serve as Independent Auditors and is responsible for the compensation, retention and oversight of the Independent Auditors. Directors Faraci (Chair), Kangas, McCormick, Myers, Swygert and Villeneuve are members of the Committee. The Board has determined that Directors Faraci, Kangas, McCormick and Villeneuve are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission. During 2008, the Committee held eight meetings.

The Committee on Nominations and Governance recommends criteria for service as a director and, when there is a vacancy on the Board, identifies, evaluates and recommends candidates for nomination by the Board for election by the shareowners or for election by the Board if the Board decides to fill a vacancy that arises between shareowner meetings. The Committee also reviews and recommends appropriate governance practices and compensation for directors. Directors Faraci, Garnier, Lee, McCormick (Chair), McGraw and Whitman are members of the Committee. Secretary Gutierrez will join the Committee effective March 11, 2009. The Committee has determined that candidates for the Board should have the following qualifications:

•	the ability to exercise objectivity and independence in making informed business decisions;

•	extensive knowledge, experience and judgment;

•	the highest integrity;

•	loyalty to the interests of UTC and its shareowners;

•	a willingness to devote the extensive time necessary to fulfill a director’s duties;

•	the ability to contribute to the diversity of perspectives present in board deliberations; and

•	an appreciation of the role of the corporation in society.

The Committee considers candidates meeting these criteria who are suggested by directors, management and shareowners. UTC from time to time engages one or more search firms to assist in the identification and evaluation of qualified candidates. The Committee will consider director candidates recommended by shareowners, who may submit recommendations by letter addressed to the Corporate Secretary. During 2008, the Committee held four meetings.

The Committee on Compensation and Executive Development has the responsibilities described in the Compensation Discussion and Analysis set forth beginning on page 12 of this Proxy Statement, which include review and oversight of executive compensation and development programs, approval of corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, setting the CEO’s compensation based on an evaluation of performance in light of these goals and objectives, and review of long-term incentive plans and annual incentive compensation. The Committee makes compensation decisions affecting the executive officers and members of UTC’s Executive Leadership Group (the “ELG”), consisting of approximately 30 of UTC’s most senior executives. The Chairman, CEO and Senior Vice President, Human Resources and Organization (“SVP, HR”) determine other executives’ compensation and oversee program administration. The Committee also reviews management development policies and programs.

Directors Garnier (Chair), Gorelick, Kangas, Lee, McCormick, McGraw and Swygert are members of the Committee. UTC has engaged Towers Perrin, an outside human resources consulting firm, to provide peer company compensation data. Management also provides information and proposals for the Committee’s consideration. While the Chairman, CEO and SVP, HR attend Committee meetings regularly by invitation, the Committee, subject to Board oversight, is the final decision maker regarding the compensation paid to each of the named executive officers listed in the Summary Compensation Table on page 23 and the members of the ELG, while also providing oversight of compensation practices for other executive officers. The Committee considers certain matters in executive session. The Committee’s Chair reports to the Board on actions taken at each meeting. During 2008, the Committee held six meetings. The Committee has authority to retain, approve fees for and terminate independent advisers to assist in fulfillment of its responsibilities.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of UTC and major financial strategies and transactions. Directors Chênevert, David, Faraci, Gorelick, Lee (Chair), Myers, Villeneuve and Whitman are members of the Committee. Secretary Gutierrez will join the Committee effective March 11, 2009. During 2008, the Committee held six meetings.

The Public Issues Review Committee reviews UTC’s charitable contributions program, community relations programs, political action committee, and responses to public issues such as equal employment opportunity, the environment, and safety in the workplace. The Committee also reviews UTC’s annual Corporate Responsibility Report. Directors Garnier, Gorelick, McGraw, Myers, Swygert, Villeneuve and Whitman (Chair) are members of the Committee. During 2008, the Committee held four meetings.

Attendance. The Board met seven times during 2008. Each director attended 75% or more of the aggregate number of meetings of the Board and committees on which he or she served. The non-management directors meet in regularly scheduled executive sessions. Currently Mr. McCormick serves as Lead Director and presides at executive sessions. The Board’s policy is that each director standing for re-election should attend the Annual Meeting of Shareowners if his or her schedule permits. All of the current directors, with the exception of one director, who was unable to attend, were present at the last Annual Meeting held in April 2008.

Security Ownership of Directors, Nominees, Executive Officers and Certain Beneficial Owners. The following table shows, as of February 10, 2009, the shares of Common Stock beneficially owned by each director, nominee, each of the seven named executive officers listed in the Summary Compensation Table on page 23 of this Proxy Statement and all directors and executive officers as a group. Each director and executive officer beneficially owned less than 1% of the outstanding shares of Common Stock. The directors and executive officers as a group beneficially owned approximately 1.7% of the outstanding Common Stock. Except as otherwise indicated in the footnotes to the table below, each of the persons listed had sole voting power and investment power with respect to the shares shown as beneficially owned.

Name	Class of Securities	Shares Beneficially Owned
Louis R. Chênevert	Common	1,864,373	(1)(2)
George David	Common	7,988,526	(1)(2)
John V. Faraci	Common	0	(3)(4)
Jean-Pierre Garnier	Common	60,200	(1)(4)
Jamie S. Gorelick	Common	76,227	(1)(4)
Carlos M. Gutierrez	Common	0
Edward A. Kangas	Common	0	(3)(4)
Charles R. Lee	Common	113,430	(1)(4)
Richard D. McCormick	Common	71,500	(1)(4)
Harold McGraw III	Common	14,000	(1)(3)(4)
Richard B. Myers	Common	0	(3)(4)
H. Patrick Swygert	Common	27,000	(1)(3)(4)
André Villeneuve	Common	50,200	(1)(4)
Christine T. Whitman	Common	14,900	(1)(3)(4)
Ari Bousbib	Common	1,489,551	(1)
Geraud Darnis	Common	1,344,232	(1)
Stephen Finger	Common	842,673	(1)
James E. Geisler	Common	382,260	(1)
Gregory J. Hayes	Common	234,034	(1)(5)
Directors & Executive Officers as a Group (26 in total)	Common	15,603,296	(1)(2)(6)

(1)	The shares of Common Stock shown as beneficially owned by the listed person include the following number of shares as to which the listed person (i) had the right to acquire beneficial ownership within 60 days after February 10, 2009 through exercise of stock options or otherwise, or (ii) had sole voting but no investment power due to restrictions on transfer or vesting conditions.

Name	Shares as to which listed person has right to acquire beneficial ownership within 60 days by exercise of stock options	Shares as to which listed person has sole voting but no investment power
L. Chênevert	1,676,500	5,712
G. David	5,700,000	97,212
J. Garnier	44,700	6,400
J. Gorelick	54,320	4,000
C. Lee	55,630	8,000
R. McCormick	44,700	3,200
H. McGraw III	13,000	0
H. Swygert	26,000	0
A. Villeneuve	45,400	4,800
C. Whitman	13,000	0
A. Bousbib	1,400,500	6,465
G. Darnis	1,252,500	12,474
S. Finger	721,200	22,367
J. Geisler	360,100	3,202
G. Hayes	211,000	3,765
Directors & Executive Officers as a group (26 in total)	12,597,250	225,756

(2)	G. David, L. Chênevert and one other executive officer have pledged as security approximately 1,249,136 shares, 107,725 shares and 14,585 shares of Common Stock, respectively.

(3)	The shares shown as beneficially owned do not include the following number of non-voting restricted stock units acquired under the Directors’ Restricted Stock Unit Plan. Each unit is valued by reference to one share of UTC Common Stock.

J. Faraci	1,851	R. Myers	1,634
E. Kangas	2,082	H. Swygert	3,096
H. McGraw III	2,472	C. Whitman	2,472

(4)	The shares shown as beneficially owned do not include the following number of vested, non-voting deferred stock units acquired by the non-employee directors under the Directors Deferred Stock Unit Plan. Each unit is valued by reference to one share of Common Stock.

J. Faraci	10,299	H. McGraw III	18,818
J. Garnier	39,876	R. Myers	7,031
J. Gorelick	20,718	H. Swygert	26,278
E. Kangas	2,604	A. Villeneuve	36,150
C. Lee	38,309	C. Whitman	10,977
R. McCormick	35,171

(5)	Includes 1,925 shares as to which G. Hayes shares voting and investment power with his spouse.

(6)	Includes 1,925 shares as to which G. Hayes shares voting and investment power with his spouse and 1,489 shares as to which another officer who is not a named executive officer shares such powers with his spouse.

In a filing made with the SEC, State Street Bank & Trust Company, acting in various fiduciary capacities, reported that it held as of December 31, 2008 sole voting power with respect to 42,706,155 shares of UTC Common Stock, shared voting power with respect to 62,710,810 shares of UTC Common Stock, and shared dispositive power with respect to 105,416,965 shares of UTC Common Stock. State Street Bank & Trust Company serves as Trustee for UTC’s Employee Savings Plan and disclaims beneficial ownership of the reported shares.

Executive Compensation.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) reviews the compensation policies and decisions of the Committee on Compensation and Executive Development (the “Committee”) with respect to UTC’s named executive officers listed in the Summary Compensation Table (the “NEOs”).

Under the oversight of the Committee, UTC maintains an executive compensation program for its senior executives, including its NEOs, that is heavily focused on performance. The design and operation of the program reflect the following objectives:

•	Recruiting and retaining talented leadership;

•	Implementing measurable performance targets;

•	Correlating compensation with shareowner value;

•	Progressively weighting at-risk and performance-based compensation opportunities with increasing levels of responsibility; and

•	Promoting adherence to high ethical and environment, health and safety standards.

To accomplish these objectives, the Committee’s approach emphasizes:

(i)	fixed compensation elements of base salary and benefits with values targeted approximately at the median of UTC’s Compensation Peer Group (“CPG”); and

(ii)	above-median variable compensation opportunities contingent on performance.

Each of the NEOs is a member of the Executive Leadership Group (“ELG”), consisting of approximately 30 of the Company’s most senior executives. In addition to compensation programs available to other UTC executives, ELG members also receive enhanced life insurance and disability benefits, a perquisite allowance, and severance protection. The ELG program is designed to provide executive benefits of comparable overall value to those of senior executives at other CPG companies.

UTC provides the following compensation elements to ELG members. Material variations between target and actual values for the NEOs are discussed under “Named Executive Officer Compensation.”

Compensation Element	Target vs. Market*
Fixed
Base Salary	Median
Pension	Median
Benefits	Median
Perquisites	Median
Variable
Annual Incentives	Median
Long-Term Incentives	65th percentile
Other
Severance Benefits	Median
Change-in-Control Benefits	Median

*	Benchmark comparisons may vary due to differences in valuation methodologies, timing, and availability of data.

In addition to the compensation elements outlined above, the ELG program includes standards of conduct, protective covenants, “clawback” provisions and share ownership guidelines discussed under “Recoupment Policy and Other Protections.”

New Developments for 2008

Highlights of Committee actions described in this CD&A include:

•	Leadership changes and associated compensation actions (see “Named Executive Officer Compensation”).

•	Modifications to the change-in-control program (see “Change-in-Control Benefits”).

•	Clarification and expansion of UTC’s recoupment policy related to financial restatements

(see “Recoupment Policy and Other Protections”).

Peer Group Benchmarking

The CPG consists of 25 major U.S. companies that have characteristics similar to UTC in terms of revenues, global scope of operations and diversified product lines, which the Committee believes makes them comparable to UTC for purposes of compensation benchmarking. In 2008, the Committee adjusted the peer group, replacing Merck and Wyeth with Emerson Electric and Procter & Gamble for 2009 compensation comparisons. Of the 25 companies listed below, 13 are included in the Dow Jones Industrial Average (as is UTC). Because of the compensation opportunities available and management skill sets required, the CPG companies are likely to be competitors of UTC for executive talent.

$ in millions

Company	Fiscal Year End	Revenues**	12/31/08 Market Cap**	Employees**
3M*	12/07	$24,462	$39,873	76,239
Alcoa*	12/07	$30,748	$9,012	107,000
Boeing*	12/07	$66,387	$30,075	159,300
Caterpillar Inc.*	12/07	$44,958	$26,946	101,333
Dow Chemical	12/07	$53,513	$13,940	45,856
Dupont *	12/07	$30,653	$22,830	60,000
Emerson Electric	09/08	$24,807	$27,980	140,700
General Dynamics	12/07	$27,240	$22,451	83,500
General Electric*	12/07	$172,738	$170,459	327,000
Hewlett Packard*	10/08	$104,286	$87,684	321,000
Honeywell	12/07	$34,589	$23,844	122,000
Intel*	12/07	$38,334	$81,539	86,300
IBM*	12/07	$98,786	$113,065	386,558
International Paper	12/07	$21,890	$5,045	51,500
Johnson & Johnson*	12/07	$61,095	$166,002	119,200
Johnson Controls	09/08	$38,062	$10,791	140,000
Lockheed Martin	12/07	$41,862	$33,683	140,000
Motorola	12/07	$36,622	$10,040	66,000
Northrop Grumman	12/07	$32,018	$14,725	122,600
Pfizer*	12/07	$48,418	$119,417	86,600
Procter & Gamble*	06/08	$83,503	$184,576	138,000
Raytheon	12/07	$21,301	$21,134	72,100
Textron	12/07	$13,225	$3,344	44,000
Tyco International	09/08	$20,199	$10,215	113,000
Verizon*	12/07	$93,469	$96,292	235,000

25th percentile		$27,240	$13,940	76,239
50th percentile		$38,062	$26,946	113,000
75th percentile		$62,418	$89,836	140,175
90th percentile		$97,191	$152,027	295,200

United Technologies*	12/08	$58,681	$50,595	223,100
Percentile Rank		72%	68%	87%

*	Part of the Dow Jones Industrial Average as of 12/31/2008.

**	Peer company data provided by Standard & Poors.

In addition to the CPG data, the Committee utilizes general industry data drawn from approximately 415 companies. While the Committee relies more heavily on CPG data, general industry data broadens its analysis by diversifying its compensation benchmarks. The broader data set also provides a reference for specific business units where the relevance of CPG data may be limited.

The data for the CPG and general industry comes from Towers Perrin. Towers Perrin does not make recommendations to the Committee on the form or amount of executive compensation, nor does the Committee currently retain its own consultant. During 2008, Towers Perrin served the limited role of providing data relevant to the Committee’s decision making. Should the Committee engage a consultant in the future for the purpose of making executive compensation recommendations, it would select a consultant with no other material relationship with UTC.

The Committee uses the same benchmark data for each form of compensation and for each executive position. Individual compensation will vary from program targets based on factors such as performance, job scope, abilities, tenure, and retention risk. Compensation decisions specific to the NEOs are discussed under “Named Executive Officer Compensation.”

Pay Mix

The Committee designs executive compensation packages for the NEOs and other ELG members to emphasize performance-based compensation. Fixed compensation elements are intended to be market competitive and therefore aimed generally at the median of the CPG. Performance metrics selected by the Committee reflect the overall goal of aligning actual compensation values with shareowner value. Base salary comprises approximately 20% of the pay mix for the ELG (including the NEOs), significantly less than for the rest of the executive population. Approximately 15% of total pay is allocated to annual bonus compensation, while approximately 65% is allocated to long-term incentive compensation, higher than for the balance of the executive population. As the following charts show, the mix is even more leveraged with performance-based compensation for the CEO and the other NEOs*.

*	CEO data reflects Louis Chênevert only. For both pay mix charts, Base Salary, Annual Bonus, and All Other Compensation are as disclosed in the Summary Compensation Table on page 23. Long-Term Incentives reflect 2008 awards as shown in the Grants of Plan-Based Awards table on page 25.

The program targets total cash compensation (i.e., base salary and bonus) at the 50th percentile of the CPG. Cash above this percentile will generally result from earned increases in base salary and above-

target performance in the annual bonus program. The program targets ELG long-term incentive compensation at the 65th percentile of the CPG. This above-median target value for long-term equity awards reflects the program’s emphasis on compensation opportunities linked directly to shareowner value.

Allocation of long-term incentive awards between stock appreciation rights (“SARs”) and performance share units (“PSUs”) also varies with executive level. PSUs vest if and to the extent corporate-wide performance targets are achieved. Reflecting the ELG’s ability to affect performance, PSUs comprise half of the value of ELG long-term incentive awards, a higher allocation than for the executive population generally.

Risk

UTC’s compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance metrics correlated with shareowner value. While annual cash incentives play an appropriate role in UTC’s executive compensation program, overweighting this form of compensation can encourage strategies and risk that may not correlate with the long-term best interests of the Corporation. As described under “Pay Mix”, only about 10% of total compensation is fixed for the CEO and other NEOs, while approximately 90% is tied to performance. Long-term incentives comprise over 85% of this performance-based compensation, appropriately so in view of the long life cycles of UTC’s products and services. The long-term program’s specific focus on three-year earnings per share (EPS) and total shareowner return (TSR) targets aims to reward significant and sustainable performance over the longer term. Comparably, the focus on share-based compensation, in combination with executive share ownership guidelines set independently by the Committee, reflects the program’s goals of risk assumption and sharing between executives and shareowners.

Fixed Compensation

The principal elements of the NEOs’ fixed compensation consist of base salary, pension, benefits (e.g., health, life, and disability insurance), and perquisites. UTC targets the aggregate value of fixed compensation generally at the median of the CPG to promote recruitment and retention.

Base Salary. Base salaries for senior executives are targeted at approximately the 50th percentile of the CPG, with individual variations based on job scope, tenure, retention risk, and performance. Base salary decisions with respect to the NEOs are discussed under “Named Executive Officer Compensation.”

Pension. The Pension Benefits table on page 28 details retirement benefits for the NEOs. Pension benefits for executives under the cash balance formula fall below the overall median of pension programs. The previous final average pay formula, which covers executives hired before 2003 (including the NEOs), is approximately at the median of traditional pension plan designs. An unfunded program, with the same service formula applicable to salaried employees generally, provides defined benefit pension benefits in excess of Internal Revenue Code (the “Code”) limits for tax qualified plans. UTC does not match 401(k) contributions in excess of Code limits, resulting in below median values for executives (most CPG companies provide savings plan matching contributions in excess of Code limits).

Health and Welfare Benefits. While actively employed, ELG members receive life insurance coverage equal to three times their projected age 62 base salary. Upon retirement, the policy is funded to provide a life insurance benefit equal to two times age 62 (projected or actual) base salary. Mr. David participates in a predecessor life insurance plan discussed in footnote (7)(d) to the Summary Compensation Table and does not participate in this ELG benefit. The ELG long-term disability plan protects 100% of base salary for one year following disability and thereafter grades down 5% per year until the permanent 80% level is reached. ELG members participate in the same health benefit programs as other employees.

Perquisites. ELG members receive a perquisite allowance equal to 5% of annual base salary. UTC does not provide in-kind perquisites. This perquisite allowance may be allocated by the executive in part to reimburse UTC for costs of a company leased vehicle or paid to the executive in cash. Footnotes (7)(b) and (c) to the Summary Compensation Table provide information on each NEO’s perquisite allowance. Additionally, the Chairman and the CEO have access to corporate aircraft for personal travel in accordance with UTC’s security policy. The Committee reviews perquisites on an annual basis to ensure fixed compensation remains targeted at median.

Variable Compensation

Incentive compensation programs relate directly to UTC’s results. There are three forms of awards:

Type of Award	Performance Period	2008 Performance Metrics
Annual Bonus	1 year	- 10% earnings growth (business units) - 12% EPS growth (Corporate Office) - Free cash flow* as a percent of net income
Performance Share Units (“PSUs”)	3 years	- 10% annualized EPS growth - Total shareowner return** relative to the S&P 500
Stock Appreciation Rights (“SARs”)	3-year vesting; 10-year term	- Stock price appreciation
*	Free cash flow equals cash flow from operations less capital expenditures.
**	TSR equals the change in share price over the three-year performance period (including reinvested dividends), divided by the share price at the beginning of the three-year period. The TSR calculation uses the trailing November/December average closing share price for the beginning and end of the three-year period, as calculated by Standard & Poors.

Earnings growth and cash flow provide relevant measures of overall business performance for the year. Three-year relative TSR versus the S&P 500 compares performance against a broad-based and widely-accepted benchmark of publicly-traded companies. Long-term share price appreciation also generally corresponds with long-term corporate performance. The TSR metric therefore provides a performance-correlated compensation opportunity related to overall corporate results.

Annual Bonuses. The Committee annually establishes bonus pools for each of UTC’s business units and the Corporate Office. Bonus amounts are substantially determined by performance measured against pre-established targets. However, a strictly formulaic calculation does not necessarily provide the most accurate assessment of annual performance. UTC is comprised of large and diverse businesses that operate in different industries, subject to different market conditions and cyclicalities. Although the Committee appreciates the simplicity of a common earnings growth target for each business, because of this variability, it also recognizes the need to exercise discretion in determining bonus pools and individual awards. Material variations, if any, from calculated bonus amounts are discussed under “Named Executive Officer Compensation.”

Target performance is intended to result in annual bonus values approximately at the median of the CPG. For 2008, the Committee maintained, consistent with the prior year, earnings growth targets for the business units and the Corporate Office of 10% and 12%, respectively. Prior to the start of each year, the Committee reviews consensus earnings estimates for comparable companies for the upcoming year to help guide its target-setting process. In addition to earnings growth, the Committee sets a free cash flow target equal to or greater than net income, as this metric in part reflects the quality and sustainability of reported earnings.

The Committee determines individual awards paid from the established pools utilizing the same metrics that determine the size of the award pools, with adjustments for individual performance. The following award targets, as percentages of base salaries, reflect bonus targets for similar roles at CPG companies:

NEO Bonus Targets (as a percent of salary)
Chief Executive Officer	135%
Chairman	100%
President, Commercial Companies	100%
Other NEOs	70% - 85%

Achievement of the targeted financial results (earnings growth times free cash flow as a percentage of net income) produces an award pool sufficient to pay bonuses at these levels. Actual award pools range from 70% at threshold performance to a maximum 160% of target, based on calculated performance and subject to adjustment by the Committee. The annual bonus program offers the opportunity for above-median total cash compensation for above-median performance relative to the established targets. Actual NEO bonuses for 2008 performance are discussed under “Named Executive Officer Compensation.”

For 2009, the Committee agreed to maintain the earnings growth and cash flow performance metrics. However, due to difficult and uncertain global economic conditions and their prospectively varying impact on UTC’s different businesses, the Committee focused on each business unit’s individual business plan when setting targets. Correspondingly, the Corporate Office target is aligned with the guidance provided to investors at the end of 2008. Given the environment the Corporation is expected to face in a most challenging 2009, the Committee recognizes that it may need to exercise greater flexibility in determining bonus payments next year based on additional factors such as performance relative to peers.

Performance Share Units. Annual long-term incentive awards consist of PSUs and SARs. The value of a PSU equals a share of UTC Common Stock. PSUs do not earn dividends. Upon vesting, PSUs convert to shares of UTC Common Stock. Performance relative to pre-established, three-year cumulative performance targets determines vesting. Performance targets for PSUs awarded in 2008 continue as EPS growth and relative TSR, with vesting of 50% each contingent on EPS growth and TSR relative to the S&P 500 as follows:

	Annualized EPS Growth (50% of award)		TSR (50% of award)
	Level of Performance Achieved	Percent of EPS Portion Vesting	Level of Performance Achieved	Percent of TSR Portion Vesting
Minimum	7%	0%	37.5th percentile	0%
Target	10%	100%	50th percentile	100%
Maximum	13%	200%	75th percentile	200%

UTC’s TSR target relative to companies within the S&P 500 provides a well-recognized, independent and external metric to measure the equity performance of a large cap company. The CPG, by contrast, provides a benchmark specifically tailored to measure the competitiveness of UTC’s compensation packages. The S&P 500 more effectively aligns the interests of management and shareowners by measuring UTC’s performance relative to a broader universe of companies than the CPG.

Notwithstanding the current challenging economic environment, the Committee maintained the same EPS growth targets for the 2009-2011 performance period. Maintaining targets at this level reflects UTC’s commitment to double-digit earnings growth over the long-term. Relative TSR targets likewise remain unchanged.

Stock Appreciation Rights. SARs have an exercise price equal to market price at date of grant, have a ten-year term, and become exercisable after three years. Value realized upon exercise is settled in shares of UTC Common Stock. The Committee views share price appreciation as a particularly relevant measure of long-term performance since it correlates with shareowner value. The Committee believes prior SAR and stock option awards have provided an important incentive for management’s successful execution of productivity, innovation, growth, and business balance objectives aligned with shareowners’ interests. Despite difficult economic conditions in 2008, UTC’s TSR over the ten-year period ending December 31, 2008 was 130%, substantially exceeding the Dow Jones Industrials (18%) and the S&P 500 (-13%).

Other Programs

ELG members participate in separate change-in-control and non-change-in-control severance arrangements. Intended to address different risks and circumstances, the respective arrangements provide different benefits and terms and conditions, as discussed below. Such arrangements are market competitive and therefore aid recruitment and retention. A substantial majority of CPG companies provide severance benefits. While there are variations in types and amounts of benefits, eligibility requirements, and other terms and conditions, the Committee believes that the aggregate potential value of UTC’s programs does not differ substantially from other companies. Executives cannot receive both change-in-control and non-change-in-control severance benefits.

Severance Protection. The ELG program provides a potential severance benefit of up to 2.5 times base salary in the event of involuntary termination (other than for misconduct) after three years as an ELG member. Payment of ELG severance requires acceptance of and adherence to protective covenants, including non-compete and non-disclosure obligations. For individuals who joined the ELG before December 2005 (including each of the NEOs), this benefit is payable at retirement and serves as a retention mechanism. For executives appointed to the ELG after December 2005, the payment of a severance benefit at retirement has been replaced with a share-based retention award discussed below.

Retention. Executives who joined the ELG after December 2005 receive a restricted share unit retention grant equal to two times base salary as of the date of grant. These restricted share units may not be sold, pledged, or assigned prior to vesting on retirement at age 62 or later. The restricted share units are forfeited if the executive terminates or retires before age 62. Recipients of this award are not eligible for the ELG severance benefit if retirement occurs on or after age 62.

Executives who joined the ELG before December 2005 do not receive the restricted share unit retention grant, but are eligible for the ELG severance benefit upon retirement after age 62. The Committee believes that the restricted share unit grant has significant retention value and, as with the severance arrangement, imposes restrictive covenants. This restricted share unit grant maintains the Committee’s retention strategy while enhancing shareowner alignment by linking value to share price rather than salary.

Change-in-Control Benefits. The current change-in-control benefits, which reflect a reduction in benefits in 2003 to more closely align with market practice, provide for a cash payment equal to 2.99 times base salary and bonus, plus acceleration of long-term incentive awards. For those covered by the program before December 2003, change-in-control payments equal three times base salary and bonus and also include three years of benefits continuation and three years additional credited service for pensions, with each of these elements reduced by 1/36th for each month termination occurs after age 62. These benefits are designed to help assure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to immediate departures. Unlike the ELG severance benefit, change-in-control benefits are paid in the event the executive voluntarily terminates following a change-in-control. In 2008, the Committee moved to a “double trigger” for all prospective members of the ELG. In addition to the change-in-control event, an executive must be involuntarily terminated or leave the Company for “good reason” to qualify for benefits. Good reason includes material adverse changes in compensation, responsibilities, authority, reporting relationship or relocation.

The aggregate values of benefits, covenants, and other terms and conditions under each program remain within market norms for a company of UTC’s size. The Potential Payments on Termination or Change-in-Control table on page 30 set forth the estimated values and details of the termination benefits under various scenarios for each of the NEOs.

Named Executive Officer Compensation

The executive compensation programs and policies discussed above apply to each of the NEOs. Individual compensation amounts can and do vary from program benchmarks. Material variations from benchmark targets affecting the NEOs’ compensation in 2008 are discussed in this section.

A number of senior leadership changes occurred in 2008. The following summary provides context for actions described under “Base Salary”, “Annual Bonus”, and “Long-Term Incentive Awards”.

Leadership Changes in 2008
Name	Previous position	Current position
Louis Chênevert	President and Chief Operating Officer	President and Chief Executive Officer
George David	Chairman and Chief Executive Officer	Chairman
Gregory Hayes	VP, Accounting and Finance	SVP and Chief Financial Officer
Ari Bousbib	President, Otis Elevator	President, Commercial Companies and EVP, UTC
James Geisler	VP, Finance	VP, Corporate Strategy and Planning

Base Salary. The NEOs received salary increases in 2008, consistent with annual market movement, job scope, and performance. Mr. Chênevert’s salary was increased from $1.1 million to $1.4 million upon his election to CEO. This new salary is at approximately the 25th percentile of the CPG which the Committee believes is appropriate based on Mr. Chênevert’s status as a new CEO. Mr. David’s salary was reduced from $1.9 million to $1.0 million upon his transition from Chairman and Chief Executive Officer to Chairman. Mr. David had been UTC’s Chief Executive Officer since 1994, longer than any other Dow Jones Industrials company CEO. His reduced base salary reflects that as Chairman, he is no longer responsible for day-to-day operations of the Corporation. As executive Chairman, his contributions have focused on investor relations and broad, strategic issues facing the Corporation and had corresponding value. To avoid diminishing certain retirement benefits linked to base salary, the Committee froze the value of such benefits as of April 9, 2008, calculated on the basis of his final salary as CEO. Payment of these benefits will include interest at the rate set in UTC’s Deferred Compensation Plan (5.69% for 2008) from the date of this calculation until the date of payment following retirement.

Messrs. Geisler and Hayes shared the responsibility of Chief Financial Officer for the majority of 2008. This shared responsibility resulted in each receiving below-median salaries for a CFO position. Based on their new roles, Mr. Hayes’ salary is at approximately the 25th percentile of the CPG and Mr. Geisler’s salary is slightly above the median.

In May 2008, Mr. Bousbib was appointed to his current position, responsible for leading UTC’s commercial companies. In this role, he oversees Carrier, Otis Elevator, and UTC Fire & Security. To recognize the significant expansion of his responsibilities, his salary was increased from $850,000 to $950,000, consistent with the leadership position for businesses with revenues in the range of $34 billion. As this segment is larger than most Fortune 500 companies, the Committee set Mr. Bousbib’s salary at the 75th percentile for internal business sector leaders.

During 2008, Messrs. Darnis and Finger led complex, global business units whose competitors vary widely by size and consist of both stand-alone companies and subsidiaries of larger companies. Mr. Darnis’ salary is at approximately the 75th percentile and Mr. Finger’s salary was above-median but below the 75th percentile of the CPG. This CPG market data only reflects sector heads within large companies. Carrier, led by Mr. Darnis, had revenues of $14.9 billion in 2008 and Pratt & Whitney, led by Mr. Finger, had revenues of $13 billion. Each business, if independent, would rank within the S&P 500. As such, the Committee believes above-median salaries are appropriate for these key positions. Mr. Finger retired on January 15, 2009.

Annual Bonus. Actual bonuses for each of the NEOs are shown in the Summary Compensation Table on page 23. Individual bonuses are based first on business performance and then modified for individual performance. Bonuses for Messrs. Chênevert, David, Bousbib, Hayes and Geisler were based on overall corporate performance, Mr. Finger’s bonus was tied to Pratt & Whitney and Mr. Darnis’ bonus to Carrier.

The Corporation’s 2008 earnings per share grew 15% with free cash flow at 105% of net income, resulting in an above-target pool of 120% for the Corporate Office. Pratt & Whitney’s earnings growth and cash flow performance resulted in a pool of 102%.

Carrier fell below its earnings growth and free cash flow targets, resulting in below-threshold performance. However, certain segments of Carrier’s business delivered results well above target. In spite of the challenging environment in 2008, Carrier maintained its earnings at a level near 2007 and actually increased revenues 2%, significantly outperforming its peers in spite of deteriorated residential markets in both the US and Europe. Recognizing this performance and the adverse market conditions affecting all of Carrier’s businesses, the Committee exercised discretion and provided Carrier an award pool at 51% of target.

The determination of actual bonus amounts awarded to Messrs. Hayes, Bousbib, Finger and Geisler, as shown in the Summary Compensation Table on page 23, aligns with the award pool factors described above, with minor adjustments based on the Committee’s subjective overall assessment of performance. Mr. Darnis’ bonus was higher than his calculated award to recognize his ongoing leadership and contribution to managing Carrier’s business in a severely challenging environment, as discussed above.

Messrs. Chênevert and David received bonuses above their calculated awards. UTC delivered exceptional financial performance in 2008, achieving 15% EPS growth and 7% revenue growth (5% organic) under extraordinarily difficult business conditions. The Committee determined that the ability to continue double-digit earnings growth in the 2008 environment, in combination with a smooth CEO transition and successful retention of key senior leaders, warranted an upward adjustment of their 2008 annual incentive compensation awards. Mr. Chênevert’s award was adjusted from a calculated award of $2.3 million to $3 million. Mr. David’s award, taking into account his change in position and corresponding reduction in salary and bonus target resulted in a calculated award of $1.8 million. Based on factors described above, the Committee adjusted his award to $2 million.

Long-Term Incentive Awards. The Grants of Plan-Based Awards table on page 25 shows long-term incentive awards. Awards to each of the NEOs did not differ materially from UTC’s stated 65th percentile target. In addition to the annual Long-Term Incentive Plan (“LTIP”) award, each of the NEOs (except Mr. David and Mr. Finger who were both retirement-eligible in 2008) received a special SAR retention grant in connection with Mr. Chênevert becoming CEO. Each of these grants vests 50% after year three and 50% after year four, with no acceleration upon retirement. Mr. Bousbib also received a special SAR grant upon his appointment as President of UTC’s commercial companies with the same vesting schedule as the retention grant.

The three-year performance period for PSUs granted in 2006 ended on December 31, 2008. The Committee reviewed performance against target and approved vesting results for the 2006 PSUs at its February 2009 meeting. 2006 PSU performance metrics and targets were identical to the 2008 PSUs discussed under “Performance Share Units”, with 50% of the award vesting on the Corporation attaining 10% cumulative EPS growth and 50% vesting contingent upon UTC’s TSR relative to the S&P 500. UTC’s EPS growth over the period was 16.2%, resulting in vesting at 200% of target on half of the award. TSR was at the 73.6th percentile relative to the S&P 500, resulting in vesting at 194% of target on the other half. Overall, the 2006 PSUs vested at 197% of target.

Dilution and Deductibility

In 2008, UTC’s shareowners approved an amendment to the 2005 Long-Term Incentive Plan, which authorized an additional 33 million shares available for awards under the Plan. The total shares prospectively issuable under PSU and SAR awards in 2008 were approximately 1% of UTC Common Shares outstanding, below the CPG median. The total number of shares potentially issuable under all PSU, SAR, and stock option awards outstanding as of the end of 2008 was equal to approximately 11% of UTC Common Shares outstanding (calculated on a fully diluted basis). This percentage is approximately at the median of the CPG. Diluted earnings per share reflect all such shares, and both percentages are within applicable LTIP limitations.

Annual bonuses and long-term incentive awards are provided pursuant to shareowner approved plans and performance targets. Amounts paid under these programs are intended to qualify for the performance-based compensation exception under Internal Revenue Code Section 162(m) and are therefore not subject to the Section 162(m) $1 million deductibility limitation.

Changes to Accounting Standards

Performance measurement calculations are generally adjusted to eliminate the impact of changes to accounting standards. FASB Statement of Financial Accounting Standards 141(R), effective January 1, 2009, changes the accounting treatment for business combinations and will affect UTC’s EPS calculations. Performance calculations for annual and long-term incentives will be adjusted accordingly.

Program Administration

The Committee approves the design and functioning of UTC’s executive compensation program as outlined here, specifically including determination of benchmark targets, performance metrics, and the composition and variability of pay by executive level. In determining annual bonuses, the Committee is substantially guided by applicable performance metrics but also retains the authority to exercise its judgment when approving the amount of the bonus pools and individual awards.

UTC’s executives do not have employment agreements that guarantee compensation amounts or length of employment. The Committee specifically determines annual bonus, PSU, and SAR total award amounts for business units and the Corporate Office, and determines awards individually for ELG participants each year. As part of the annual compensation process, the Committee reviews all elements of compensation for the NEOs and other ELG participants. The Committee does not adjust, either negatively or positively, current or future compensation opportunities on the basis of accrued or realized gains attributable to prior awards and prior service.

The Committee conducts an overall review annually to ensure that the compensation program meets its intended goals. The Committee’s review for 2008 indicated that, as intended, variable and performance-based compensation comprised the substantial majority of actual senior executive compensation. Values realized above the CPG medians are substantially attributable to UTC’s earnings and stock price performance in excess of initial and challenging targets and of market indices.

The Committee does not and has not permitted backdating or re-pricing of stock options or SARs. Grant dates are set on or shortly after the date the Committee approves awards. Exercise price equals the closing price for UTC Common Stock on the grant date. UTC’s regular cycle awards account for the great majority of total awards and are made on a consistent basis within the first week of each calendar year, coincident with the beginning of the three-year measurement period for performance-based awards. Recruitment, retention, and promotion needs occasionally result in out-of-cycle awards, where the event triggering the award drives the timing. In no circumstances are awards made in anticipation of the disclosure of material non-public information.

Recoupment Policy and Other Protections

In 2008, the Committee expanded the Corporation’s policy on recoupment (“clawback”) of executive compensation. In the event of a financial restatement or recalculation of a financial metric applicable to an award, annual bonus payments paid in connection with the year in question, as well as gains realized from vested LTIP awards, are now subject to recoupment with respect to any executive involved in the restatement. In addition, the Committee may require recoupment of awards from other executives based on its review of the facts and circumstances.

The newly-adopted recoupment policy supplements existing protections integrated into UTC’s executive compensation program, including:

•

Post-employment covenants. These discourage ELG participants from engaging in activities that are detrimental to UTC by restricting the disclosure of proprietary information, the solicitation of UTC employees, and engaging in competitive activities.

•

LTIP clawback provisions. In addition to a clawback triggered by a financial restatement, long-term incentive awards are subject to clawback rules for termination for cause and certain other conduct injurious to the Corporation.

•

Share ownership guidelines. The Committee believes senior executives should have a significant equity position in the Company. Stock ownership guidelines are in place to align the interests of executive officers and other senior leaders with those of shareowners and to encourage a long-term focus in managing the Company. The CEO requirement is five times base salary and the requirement for the rest of the ELG is three times base salary.

Report of the Committee on Compensation and Executive Development

The Committee on Compensation and Executive Development establishes and oversees the design and functioning of UTC’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommend to the Board of Directors that the Compensation Discussion and Analysis be included in UTC’s Proxy Statement for the 2009 Annual Meeting.

Committee on Compensation and Executive Development

Jean-Pierre Garnier, Chair	Richard D. McCormick
Jamie S. Gorelick	Harold McGraw III
Edward A. Kangas	H. Patrick Swygert
Charles R. Lee

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Louis Chênevert	2008	$1,318,974	$3,000,000	$4,376,921	$6,208,773	$1,294,844	$1,543,594	$266,726	$18,009,832
President and Chief	2007	$1,012,500	$2,000,000	$5,533,440	$9,690,531	$858,030	$1,487,702	$246,574	$20,828,777
Executive Officer	2006	$808,333	$1,400,000	$665,184	$3,744,569	$652,894	$336,664	$212,668	$7,820,312
George David	2008	$1,262,500	$2,000,000	$6,048,720	$6,386,140	$4,468,768	$5,412,001	$705,699	$26,283,828
Chairman	2007	$1,883,333	$4,000,000	$11,636,640	$8,144,480	$3,480,455	$8,285,295	$643,023	$38,073,226
	2006	$1,791,667	$3,800,000	$7,675,200	$7,217,233	$3,034,287	$2,733,737	$922,708	$27,174,832
Gregory Hayes	2008	$501,516	$550,000	$1,156,248	$1,637,621	$228,906	$310,414	$90,586	$4,475,291
Senior Vice President and	2007	$429,583	$475,000	$917,532	$1,213,360	$21,282	$253,513	$102,620	$3,412,890
Chief Financial Officer	2006	$391,667	$425,000	$304,876	$932,186	$11,576	$226,837	$112,769	$2,404,911
Ari Bousbib	2008	$862,500	$1,200,000	$2,238,988	$3,908,000	$1,073,533	$375,809	$115,994	$9,774,824
President, Commercial	2007	$749,167	$900,000	$1,880,064	$2,948,333	$689,514	$317,451	$121,534	$7,606,063
Companies and	2006	$676,250	$850,000	$665,184	$2,848,458	$545,223	$207,335	$140,117	$5,932,567
Executive Vice
President, UTC
Geraud Darnis	2008	$800,000	$550,000	$2,238,988	$3,441,771	$712,178	$521,064	$110,528	$8,374,529
President, Carrier	2007	$749,167	$600,000	$1,880,064	$2,948,333	$266,175	$412,904	$115,100	$6,971,743
Corporation	2006	$676,250	$350,000	$665,184	$2,848,458	$144,460	$362,697	$132,867	$5,179,916
Stephen Finger	2008	$638,667	$550,000	$2,045,130	$1,510,815	$467,723	$1,679,068	$128,269	$7,019,672
President,
Pratt & Whitney
James Geisler	2008	$475,417	$410,000	$1,156,248	$1,637,621	$261,616	$223,312	$73,653	$4,237,867
Vice President,	2007	$429,583	$475,000	$917,532	$1,213,360	$49,737	$128,696	$72,164	$3,286,072
Corporate Strategy	2006	$386,667	$425,000	$304,876	$932,186	$37,169	$130,580	$83,002	$2,299,480
and Planning

(1)	Mr. David served as Chief Executive Officer until April 9, 2008, at which time Mr. Chênevert succeeded him in that position. Messrs. Hayes and Geisler shared the position of Chief Financial Officer until September 10, 2008, at which time Mr. Hayes assumed sole responsibility for this position and Mr. Geisler assumed the responsibilities of Vice President, Corporate Strategy and Planning. Mr. Bousbib was named President, Commercial Companies and Executive Vice President, UTC, effective May 12, 2008. Mr. Finger retired on January 15, 2009.

(2)	The calculation of annual bonuses reflects 2008 growth in earnings and free cash flow as a percentage of net income, plus other discretionary factors applied by the Committee in the determination of the actual awards shown in this column.

(3)	Amounts in this column reflect the expense recognized by UTC for accounting purposes calculated in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) with respect to PSUs granted in 2008, 2007 and 2006, and restricted shares granted to Mr. Finger in 2006. The assumptions made in the valuation of these awards are set forth in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2008 Annual Report on Form 10-K (available at www.edocumentview.com/utx). Under FAS 123R, PSUs are amortized over 36 months, except for retirement-eligible executives whose awards are amortized over 12 months. Accordingly, amounts in this column reflect the full value of Mr. Chênevert’s, Mr. David’s and Mr. Finger’s January 2008 PSU awards. PSUs are discussed in the CD&A and in the Grants of Plan-Based Awards table on page 25 of this Proxy Statement. Amounts for Mr. Finger include a portion of his 2006 restricted stock award which vested in September 2008.

(4)

Amounts in this column reflect the expense recognized by UTC for accounting purposes calculated in accordance with FAS 123R with respect to SARs granted in 2008, 2007 and 2006. The assumptions made in the valuation of these awards are set forth in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2008 Annual Report on Form 10-K. Under FAS 123R, regular cycle SAR grants are amortized over 36 months, except for retirement-eligible executives whose awards are amortized over 12 months. Accordingly, amounts in this column reflect the full value of Mr. Chênevert’s, Mr. David’s and Mr. Finger’s January 2008 SAR awards. Vesting of special SARs awarded in April and May 2008 do not accelerate upon retirement. 50% of the value of these awards is amortized over 36 months and 50% over 48 months, in accordance with the vesting schedule. SARs are discussed in the CD&A and in the Grants of Plan-Based Awards table.

(5)	Amounts in this column reflect 2008 earnings received as a result of achievement of pre-established three-year performance targets under the Continuous Improvement Incentive Program (the “CIIP”), a prior cash-based long-term incentive program. Under this program, vesting resulted in quarterly payments determined by the number of units vested and the dividend paid on UTC Common Stock. These cash payments continue for a maximum of seven years following vesting. The last awards under the CIIP were made in 2005.

(6)	Amounts in this column reflect the increase during 2008 in the actuarial present value of the executive’s accumulated benefit under UTC’s defined benefit plans. Actuarial value computations are based on FASB Statement No. 87 assumptions discussed in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2008 Annual Report on Form 10-K. UTC does not provide above-market rates of return under its Deferred Compensation Plan. However, above-market interest is provided under a frozen Sundstrand Corporation deferred compensation plan assumed by UTC upon the acquisition of Sundstrand in 1999. Mr. Hayes accrued $7,253 in above-market earnings under this plan in 2008.

(7)	All Other Compensation amounts in the Summary Compensation Table for 2008 consist of the following items:

Name	Year	Personal Use of Corporate Aircraft(a)	Leased Vehicle Payments(b)	Cash Flexible Perquisite Allowances(c)	Insurance Premiums(d)	401(k) Company Match	Restricted Stock Dividends(e)	Miscel- laneous(f)	Total
L. Chênevert	2008	$93,435	$31,899	$34,351	$90,754	$8,280	$0	$8,007	$266,726
G. David	2008	$309,865	$36,948	$26,177	$318,483	$8,280	$0	$5,946	$705,699
G. Hayes	2008	$0	$14,139	$11,049	$51,734	$8,280	$0	$5,384	$90,586
A. Bousbib	2008	$0	$29,049	$14,076	$55,504	$8,280	$0	$9,085	$115,994
G. Darnis	2008	$0	$31,436	$8,564	$57,963	$8,280	$0	$4,285	$110,528
S. Finger	2008	$0	$17,649	$14,284	$43,890	$8,280	$38,400	$5,766	$128,269
J. Geisler	2008	$0	$2,981	$20,790	$39,620	$8,280	$0	$1,982	$73,653
(a)	The Chief Executive Officer and Chairman use corporate aircraft for personal travel in accordance with UTC’s security policy. Amounts in this column reflect incremental variable operating costs incurred in connection with personal travel. Variable operating costs include fuel, calculated on the basis of aircraft-specific average consumption rates and fleet average fuel costs, fleet average landing and handling fees, additional crew lodging and meal allowances, catering, and where applicable, hourly maintenance contract charges. Because fleet-wide aircraft utilization is primarily for business purposes, capital and other fixed expenditures are not treated as variable operating costs relative to personal use. Mr. David’s amount includes cost of approximately $74,000 for travel to outside board meetings.

(b)	Consists of annual leased vehicle depreciation and interest costs deducted from the flexible perquisite allowance (see footnote (c) below).

(c)	This column shows the balance remaining of the executive’s annual ELG perquisite allowance (which equals 5% of base salary) after the amount shown in the Leased Vehicle Payments column is deducted.

(d)	Consists of life insurance premium payments. Mr. David participates in the Executive Estate Preservation Program (a program closed to new participants since 1989) that provides term life insurance equal to seven times base salary. Post-termination benefits under this program are discussed in footnote (3) to the Potential Payments on Termination or Change-in-Control table on page 30 of this Proxy Statement. The other NEOs participate in the ELG life insurance program. Under this program, UTC pays the premiums shown above on permanent cash value life insurance contracts owned by the executive. The ELG life insurance benefit equals three times projected age 62 base salary.

(e)	Consists of dividends paid on shares of restricted stock.

(f)	Consists of additional vehicle-related costs and other incidental benefits.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Approval Date(1)	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
L. Chênevert	1/2/2008	12/12/2007	—	—	—	0	52,100	104,200	—	—	—	$4,376,921
	1/2/2008	12/12/2007	—	—	—	—	—	—	—	217,000	$75.21	$4,650,310
	4/9/2008	4/8/2008	—	—	—	—	—	—	—	360,000	$70.81	$7,124,400
G. David	1/2/2008	12/12/2007	—	—	—	0	72,000	144,000	—	—	—	$6,048,720
	1/2/2008	12/12/2007	—	—	—	—	—	—	—	298,000	$75.21	$6,386,140
G. Hayes	1/2/2008	12/12/2007	—	—	—	0	13,100	26,200	—	—	—	$1,100,531
	1/2/2008	12/12/2007	—	—	—	—	—	—	—	54,500	$75.21	$1,167,935
	4/9/2008	4/8/2008	—	—	—	—	—	—	—	90,000	$70.81	$1,781,100
A. Bousbib	1/2/2008	12/12/2007	—	—	—	0	22,800	45,600	—	—	—	$1,915,428
	1/2/2008	12/12/2007	—	—	—	—	—	—	—	95,000	$75.21	$2,035,850
	4/9/2008	4/8/2008	—	—	—	—	—	—	—	120,000	$70.81	$2,374,800
	5/12/2008	4/8/2008	—	—	—	—	—	—	—	115,000	$74.57	$2,397,750
G. Darnis	1/2/2008	12/12/2007	—	—	—	0	22,800	45,600	—	—	—	$1,915,428
	1/2/2008	12/12/2007	—	—	—	—	—	—	—	95,000	$75.21	$2,035,850
	4/9/2008	4/8/2008	—	—	—	—	—	—	—	120,000	$70.81	$2,374,800
S. Finger	1/2/2008	12/12/2007	—	—	—	0	17,000	34,000	—	—	—	$1,428,170
	1/2/2008	12/12/2007	—	—	—	—	—	—	—	70,500	$75.21	$1,510,815
J. Geisler	1/2/2008	12/12/2007	—	—	—	0	13,100	26,200	—	—	—	$1,100,531
	1/2/2008	12/12/2007	—	—	—	—	—	—	—	54,500	$75.21	$1,167,935
	4/9/2008	4/8/2008	—	—	—	—	—	—	—	90,000	$70.81	$1,781,100

(1)	The Committee approves annual long-term incentive awards for the following year at its December meeting. The Committee specifies an award effective date of the first business day of the calendar year to coincide with calendar-year-based performance measurement periods. Other awards are effective on or after the date of approval. Special SAR awards granted on 4/9/2008 and 5/12/2008 are discussed in the CD&A under “Named Executive Officer Compensation – Long-Term Incentive Awards”.

(2)

Consists of PSUs that are subject to vesting based on three-year performance targets. The value of an unvested PSU is equivalent to the value of a share of UTC Common Stock. As discussed in the CD&A, 50% of PSUs are subject to an EPS growth target and 50% are subject to a relative TSR target. The vesting range is between 0 and 200%. Unvested PSUs do not receive dividend equivalents. PSUs are forfeited upon termination except in the case of retirement and disability, where PSUs held for at least one year remain eligible to vest at the end of the three-year performance period. Accelerated vesting occurs only upon death or a change-in-control. Vested PSUs are converted to unrestricted shares of UTC Common Stock following Committee review and approval of performance achievement levels. No vesting occurs on the portion of the award contingent upon EPS growth if growth is at or below 7%. No vesting occurs on the portion of the award contingent upon TSR if UTC’s TSR relative to the S&P 500 is at or below the 37.5th percentile.

(3)	Consists of SARs with an exercise price equal to the NYSE closing price of UTC Common Stock on the date of grant and a ten-year term. Regular cycle SARs (January 2008) become exercisable after three years of service from the grant date or, if earlier, upon retirement (if the SARs have been held for at least one year from the grant date) or death of the recipient. Vesting of special SARs awarded in April and May 2008 do not accelerate upon retirement.

(4)	Reflects grant date fair value of PSU awards at target described in footnote (2) above, and grant date fair value of SARs described in footnote (3) above, calculated in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
L. Chênevert	—	360,000	(8)	—	$70.81	4/8/2018	—	—	—		—
	—	217,000	(5)	—	$75.21	1/1/2018	—	—	104,200	(5)	$5,585,120
	—	174,500	(6)	—	$62.81	1/2/2017	—	—	94,400	(6)	$5,059,840
	—	400,000	(9)	—	$57.84	3/7/2016	—	—	—		—
	—	101,500	(7)	—	$56.53	1/2/2016	—	—	61,464	(7)	$3,294,470
	151,000	—		—	$51.50	1/2/2015	—	—	—		—
	140,000	—		—	$46.76	1/8/2014	—	—	—		—
	170,000	—		—	$31.71	1/1/2013	—	—	—		—
	170,000	—		—	$32.17	1/1/2012	—	—	—		—
	400,000	—		—	$38.50	4/25/2011	—	—	—		—
	144,000	—		—	$37.63	1/1/2011	—	—	—		—
	150,000	—		—	$31.25	1/2/2010	—	—	—		—
G. David	—	298,000	(5)	—	$75.21	1/1/2018	—	—	144,000	(5)	$7,718,400
	—	436,000	(6)	—	$62.81	1/2/2017	—	—	236,000	(6)	$12,649,600
	—	390,000	(7)	—	$56.53	1/2/2016	—	—	236,400	(7)	$12,671,040
	1,000,000	—		—	$50.09	2/6/2015	—	—	—		—
	570,000	—		—	$51.50	1/2/2015	—	—	—		—
	540,000	—		—	$46.76	1/8/2014	—	—	—		—
	650,000	—		—	$31.71	1/1/2013	—	—	—		—
	700,000	—		—	$32.17	1/1/2012	—	—	—		—
	600,000	—		—	$37.63	1/1/2011	—	—	—		—
	650,000	—		—	$31.25	1/2/2010	—	—	—		—
	600,000	—		—	$36.22	4/29/2009	—	—	—		—
G. Hayes	—	90,000	(8)	—	$70.81	4/8/2018	—	—	—		—
	—	54,500	(5)	—	$75.21	1/1/2018	—	—	26,200	(5)	$1,404,320
	—	55,500	(6)	—	$62.81	1/2/2017	—	—	30,000	(6)	$1,608,000
	—	50,000	(9)	—	$57.84	3/7/2016	—	—	—		—
	—	46,500	(7)	—	$56.53	1/2/2016	—	—	28,171	(7)	$1,509,966
	76,000	—		—	$51.50	1/2/2015	—	—	—		—
	21,400	—		—	$46.76	1/8/2014	—	—	—		—
	11,800	—		—	$37.63	1/1/2011	—	—	—		—
	5,300	—		—	$31.25	1/2/2010	—	—	—		—
A. Bousbib	—	115,000	(10)	—	$74.57	5/11/2018	—	—	—		—
	—	120,000	(8)	—	$70.81	4/8/2018	—	—	—		—
	—	95,000	(5)	—	$75.21	1/1/2018	—	—	45,600	(5)	$2,444,160
	—	102,000	(6)	—	$62.81	1/2/2017	—	—	55,200	(6)	$2,958,720
	—	200,000	(9)	—	$57.84	3/7/2016	—	—	—		—
	—	101,500	(7)	—	$56.53	1/2/2016	—	—	61,464	(7)	$3,294,470
	151,000	—		—	$51.50	1/2/2015	—	—	—		—
	140,000	—		—	$46.76	1/8/2014	—	—	—		—
	160,000	—		—	$31.71	1/1/2013	—	—	—		—
	140,000	—		—	$32.17	1/1/2012	—	—	—		—
	400,000	—		—	$38.50	4/25/2011	—	—	—		—
	108,000	—		—	$37.63	1/1/2011	—	—	—		—
G. Darnis	—	120,000	(8)	—	$70.81	4/8/2018	—	—	—		—
	—	95,000	(5)	—	$75.21	1/1/2018	—	—	45,600	(5)	$2,444,160
	—	102,000	(6)	—	$62.81	1/2/2017	—	—	55,200	(6)	$2,958,720
	—	200,000	(9)	—	$57.84	3/7/2016	—	—	—		—
	—	101,500	(7)	—	$56.53	1/2/2016	—	—	61,464	(7)	$3,294,470
	151,000	—		—	$51.50	1/2/2015	—	—	—		—
	140,000	—		—	$46.76	1/8/2014	—	—	—		—
	120,000	—		—	$31.71	1/1/2013	—	—	—		—
	140,000	—		—	$32.17	1/1/2012	—	—	—		—
	400,000	—		—	$38.50	4/25/2011	—	—	—		—

Outstanding Equity Awards at Fiscal Year-End (continued)

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
S. Finger	—	70,500	(5)	—	$75.21	1/1/2018	—	—	34,000	(5)	$1,822,400
	—	75,500	(6)	—	$62.81	1/2/2017	—	—	41,000	(6)	$2,197,600
	—	64,000	(7)	—	$56.53	1/2/2016	—	—	38,612	(7)	$2,069,603
	94,000	—		—	$51.50	1/2/2015	—	—	—		—
	80,000	—		—	$46.76	1/8/2014	—	—	—		—
	76,000	—		—	$31.71	1/1/2013	—	—	—		—
	73,400	—		—	$32.17	1/1/2012	—	—	—		—
	100,000	—		—	$38.50	4/25/2011	—	—	—		—
	44,400	—		—	$37.63	1/1/2011	—	—	—		—
	43,400	—		—	$31.25	1/2/2010	—	—	—		—
J. Geisler	—	90,000	(8)	—	$70.81	4/8/2018	—	—	—		—
	—	54,500	(5)	—	$75.21	1/1/2018	—	—	26,200	(5)	$1,404,320
	—	55,500	(6)	—	$62.81	1/2/2017	—	—	30,000	(6)	$1,608,000
	—	50,000	(9)	—	$57.84	3/7/2016	—	—	—		—
	—	46,500	(7)	—	$56.53	1/2/2016	—	—	28,171	(7)	$1,509,966
	76,000	—		—	$51.50	1/2/2015	—	—	—		—
	21,400	—		—	$46.76	1/8/2014	—	—	—		—
	30,000	—		—	$31.71	1/1/2013	—	—	—		—
	25,600	—		—	$32.17	1/1/2012	—	—	—		—
	79,000	—		—	$38.50	4/25/2011	—	—	—		—
	15,200	—		—	$37.63	1/1/2011	—	—	—		—
	16,400	—		—	$31.25	1/2/2010	—	—	—		—

(1)	Under the current long-term incentive plan, approved by shareowners in 2005 and amended in 2008, SARs were granted for 2006 and subsequent years instead of nonqualified stock options. Stock options were utilized prior to 2006. Accordingly, awards under the heading “Option Awards” with an expiration date before 2016 are stock options and awards with an expiration date in 2016 or thereafter are SARs.

(2)	The exercise price of each stock option and SAR is the grant date NYSE closing price of a share of UTC Common Stock.

(3)	In accordance with SEC rules, reflects the maximum payout level for 2007 and 2008 PSUs and the actual payout level for the 2006 PSUs. Payouts for 2007 and 2008 PSUs will be based on actual performance. PSUs are described in the CD&A and footnote (2) to the Grants of Plan-Based Awards table. PSUs vest following a three-year performance period to the extent targets are achieved. As disclosed in the CD&A under “Named Executive Officer Compensation – Long-Term Incentive Awards”, 2006 PSUs vested at 197%.

(4)	Amounts in this column reflect the number of PSUs in the previous column multiplied by the December 31, 2008 year-end UTC Common Stock closing price on the NYSE of $53.60.

(5)	SARs are scheduled to vest on January 2, 2011. Service-based vesting for PSUs is scheduled for January 2, 2011; performance-based vesting subject to Compensation Committee approval in early 2011.

(6)	SARS are scheduled to vest on January 3, 2010. Service-based vesting for PSUs is scheduled for January 3, 2010; performance-based vesting subject to Compensation Committee approval in early 2010.

(7)	SARs vested on January 3, 2009. The service vesting condition for PSUs lapsed on January 3, 2009. Following Compensation Committee approval of achievement of performance levels, PSUs vested effective February 9, 2009.

(8)	50% of SARs scheduled to vest on April 9, 2011 and 50% on April 9, 2012.

(9)	Scheduled to vest on March 8, 2009.

(10)	50% of SARs scheduled to vest on May 12, 2011 and 50% on May 12, 2012.

Option Exercises and Stock Vested(1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
L. Chênevert	—	—	—	—
G. David	800,000	$15,464,000	—	—
G. Hayes	—	—	—	—
A. Bousbib	80,000	$1,801,576	—	—
G. Darnis	40,000	$1,606,200	—	—
S. Finger	40,000	$1,541,600	40,000	$2,631,200
J. Geisler	2,000	$49,288	—	—

(1)	Information relates to stock option exercises and vesting of UTC Common Stock during 2008.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price and the market price of UTC Common Stock on the date of exercise.

(3)	Calculated by multiplying the number of shares vested by the market price of UTC Common Stock on the vesting date.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
L. Chênevert	UTC Employee Retirement Plan	12	$302,481
	UTC Pension Preservation Plan (2)	16	$4,239,575
	Total		$4,542,056
G. David	UTC Employee Retirement Plan	34	$979,422
	UTC Pension Preservation Plan (3)	33	$37,874,379
	Total		$38,853,801
G. Hayes	UTC Employee Retirement Plan	19	$289,126
	UTC Pension Preservation Plan	19	$893,209
	Total		$1,182,335
A. Bousbib	UTC Employee Retirement Plan	12	$180,457
	UTC Pension Preservation Plan	12	$1,375,389
	Total		$1,555,846
G. Darnis	UTC Employee Retirement Plan	25	$376,151
	UTC Pension Preservation Plan	25	$2,267,117
	Total		$2,643,268
S. Finger	UTC Employee Retirement Plan	39	$1,259,019
	UTC Pension Preservation Plan	39	$6,282,078
	Total		$7,541,097
J. Geisler	UTC Employee Retirement Plan	16	$175,169
	UTC Pension Preservation Plan	16	$555,174
	Total		$730,343

(1)	Calculation of present value reflects FASB Statement No. 87 pension expense assumptions described in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2008 Annual Report on Form 10-K.

(2)	For Mr. Chênevert, this plan provides a pension benefit under the formula applicable to U.S. salaried employees, based on his UTC service from date of hire, offset by benefits payable separately under the Pratt & Whitney Canada pension plan.

(3)	Mr. David’s Pension Preservation Plan benefit was frozen as of April 9, 2008. This amount is credited with interest at the rate equal to the rate set annually in the UTC Deferred Compensation Plan (5.69% for 2008).

Retirement benefits are provided through defined benefit retirement plans that provide an annual benefit payment equal to 2% of earnings for each year of service up to a maximum of 20 years, plus 1% of earnings for each year thereafter, minus 1.5% of Social Security benefits for each year of service up to a maximum of 50%. Earnings recognized under this formula consist of the highest average combined annual base salary and bonus calculated over a five consecutive-year period. The formula does not recognize long-term incentive compensation. Normal retirement age is 65; unreduced retirement benefits are available at age 62 for retirements with at least ten years of service (only Mr. David qualifies for unreduced retirement benefits as of fiscal year-end). Early retirement benefits are available at age 55 with at least ten years of service, reduced by .2% for each month early retirement date precedes age 62. Vesting requires three years of service. Benefits for Messrs. David, Darnis and Hayes include amounts accrued under different formulas of Otis, Carrier and Sundstrand predecessor plans that have since been merged into UTC retirement plans.

The UTC Employee Retirement Plan is a tax-qualified plan subject to Internal Revenue Code provisions that, as of the 2008 fiscal year-end, limit recognized annual compensation to $230,000 and the annual retirement benefit to $185,000. This Plan does not offer a lump sum distribution option. The Pension Preservation Plan (the “PPP”) is an unfunded, non-tax qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified UTC Employee Retirement Plan. The PPP restores the benefits not provided under the qualified plan due to the Internal Revenue Code limitations on annual compensation recognition and the annual retirement benefit. Because amounts payable under the PPP are unfunded and unsecured, a lump sum distribution option is available. Unlike distributions from qualified plans, a PPP lump sum distribution is immediately fully taxable as ordinary income. To approximate actuarial equivalence to a pension annuity in light of the disparate tax treatment, the lump sum calculation uses a discount rate equal to the Barclay’s Capital Municipal Bond Index averaged over five years (currently 3.9%).

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)(2)
L. Chênevert	$0	$0	($212,879)	$0	$921,534
G. David	$0	$0	$342,852	$0	$3,061,495
G. Hayes	$0	$0	($99,890)	$0	$628,156
A. Bousbib	$0	$0	($724,291)	$0	$2,818,523
G. Darnis	$0	$0	$0	$0	$0
S. Finger	$0	$0	($34,789)	$0	$2,150,055
J. Geisler	$0	$0	$0	$0	$0

(1)	Amounts credited or debited reflect hypothetical returns on UTC stock, the S&P 500, or a fixed interest account. Amounts credited do not constitute above-market earnings except for $7,253 credited to Mr. Hayes under a frozen Sundstrand Corporation program.

(2)	Amounts in this column include deferrals in prior years of $431,680, $200,000, $479,582, $3,474,795, and $1,535,970 for Messrs. Chênevert, David, Hayes, Bousbib and Finger, respectively.

The UTC Deferred Compensation Plan offers the opportunity to defer up to 75% of annual base salary and up to 100% of annual bonus. The minimum deferral period is five years. Distribution options are a lump sum payment or annual installment payments (2 to 15). If a participant terminates prior to retirement eligibility, all balances are paid as a lump sum on the following April 1. Amounts deferred can be allocated to accounts that may be credited with one of the following hypothetical investment returns: (i) a fixed rate of interest equal to the average yield on a ten-year Treasury bond during the first ten months of the preceding calendar year, plus 1% (5.69% for 2008); (ii) the return on the S&P 500 Index (-37% for 2008); or (iii) the return on UTC Common Stock with dividend reinvestment (-28% for 2008). The executive may re-allocate amounts among investment accounts once per calendar year.

Potential Payments on Termination or Change-in-Control

The following tables provide information concerning the value of payments and benefits following termination of employment under various circumstances. Benefit eligibility and values vary under UTC’s programs, based on the reason for termination and retirement eligibility as of the termination date.

Payment Type	L. Chênevert		G. David		G. Hayes	A. Bousbib		G. Darnis		S. Finger		J. Geisler
Termination - Involuntary (For Cause)
Cash Payment(1)	$0		$0		$0	$0		$0		$0		$0
Pension Benefit(2)	$7,666,049		$37,874,379		$1,375,398	$2,415,090		$3,714,881		$7,623,511		$1,357,177
Life Insurance(3)	$0		$7,831,540		$0	$0		$0		$0		$0
Option/SAR Value(4)	$0		$0		$0	$0		$0		$0		$0
PSU Value(5)	$0		$0		$0	$0		$0		$0		$0
Dividend Equivalents(6)	$0		$0		$0	$0		$0		$0		$0

Total	$7,666,049		$45,705,919		$1,375,398	$2,415,090		$3,714,881		$7,623,511		$1,357,177
Voluntary
Cash Payment(1)	$0		$4,930,183		$0	$0		$0		$0		$0
Pension Benefit(2)	$7,666,049		$37,874,379		$1,375,398	$2,415,090		$3,714,881		$7,623,511		$1,357,177
Life Insurance(3)	$0		$7,831,540		$0	$0		$0		$0		$0
Option/SAR Value(4)	$20,331,280		$72,174,630		$612,880	$15,542,060		$12,941,700		$7,170,260		$3,313,470
PSU Value(5)	$5,824,390		$18,995,840		$0	$0		$0		$3,168,400		$0
Dividend Equivalents(6)	$5,562,050		$17,304,540		$0	$0		$0		$2,230,570		$0

Total	$39,383,769		$159,111,112		$1,988,278	$17,957,150		$16,656,581		$20,192,741		$4,670,647
Termination - Involuntary (Not For Cause)
Cash Payment(1)	$3,500,000		$4,930,183		$1,437,500	$2,375,000		$2,000,000		$1,612,500		$1,225,000
Pension Benefit(2)	$7,666,049		$37,874,379		$1,375,398	$2,415,090		$3,714,881		$7,623,511		$1,357,177
Life Insurance(3)	$0		$7,831,540		$0	$0		$0		$0		$0
Option/SAR Value(4)	$20,331,280		$72,174,630		$612,880	$15,542,060		$12,941,700		$7,170,260		$3,313,470
PSU Value(5)	$5,824,390		$18,995,840		$0	$0		$0		$3,168,400		$0
Dividend Equivalents(6)	$5,562,050		$17,304,540		$0	$0		$0		$2,230,570		$0

Total	$42,883,769		$159,111,112		$3,425,778	$20,332,150		$18,656,581		$21,805,241		$5,895,647
Termination - Change-in-Control (7)
Cash Payment	$10,200,000		$4,930,183	(11)	$3,139,500	$5,550,000		$4,200,000		$4,035,000		$2,885,350
Pension Benefit(8)	$18,391,249		$37,874,379		$1,375,398	$8,144,290		$11,349,981		$15,634,111		$1,357,177
Benefits	$525,460	(13)	$7,831,540	(12)	$0	$352,210	(13)	$294,870	(13)	$271,620	(13)	$0
Option/SAR Value(9)	$20,331,280		$72,174,630		$612,880	$15,542,060		$12,941,700		$7,170,260		$3,313,470
PSU Value(9)	$8,616,950		$22,855,040		$3,016,130	$5,995,910		$5,995,910		$4,079,600		$3,016,130
Dividend Equivalents(6)	$5,850,450		$17,304,540		$1,447,760	$5,170,960		$3,925,600		$2,230,570		$1,384,630
Tax gross-up(10)	$14,574,080		$0		$2,987,150	$8,073,790		$8,559,280		$7,044,190		$2,769,390

Total	$78,489,469		$162,970,312		$12,578,818	$48,829,220		$47,267,341		$40,465,351		$14,726,147

(1)	Amounts in this row reflect estimated amounts that may be paid under the ELG separation arrangement assuming termination occurred on December 31, 2008. No payments are made for involuntary, for cause terminations. The ELG separation benefit equals 2.5 times base salary and is provided in the event of a mutually-agreeable separation. A mutually-agreeable separation occurs when (i) the ELG participant’s position with UTC has been eliminated or diminished by a divestiture, restructuring, shift in priorities or similar event or (ii) the executive retires at age 62 or older. As a result of his age, Mr. David qualifies for a mutually-agreeable separation upon his retirement. The amount shown for Mr. David reflects his last salary as CEO, frozen as of April 9, 2008 and credited with interest at the rate equal to the rate set annually in the UTC Deferred Compensation Plan (5.69% for 2008). Voluntary terminations or terminations related to misconduct do not qualify as mutually-agreeable.

Receipt of the ELG separation benefit is contingent upon execution of an agreement with UTC containing the following protective covenants: (i) three-year non-compete; (ii) three-year employee non-solicitation; (iii) non-disparagement; (iv) protection of confidential, sensitive and proprietary information; and (v) post-termination cooperation obligations. This severance benefit is not treated as compensation for purposes of any of UTC’s pension or benefit programs. This benefit is payable as a lump sum. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A. Benefit plan participation and fringe benefits are not continued following termination under the ELG separation arrangement.

(2)	Pension benefits under the standard retirement benefit formula that exceed Internal Revenue Code limits for tax-qualified plans may be paid as a lump sum. Amounts in this column reflect the estimated lump sum payment of the nonqualified portion of the retirement benefit, assuming retirement or termination on December 31, 2008, payable as of such date or attainment of age 55, if later.

(3)	Amounts in this row reflect the estimated value of post-retirement (e.g., age 55 or later) life insurance benefits. Mr. David participates in a life insurance program established prior to the ELG program and closed to new participants in 1989. This program provides in-service term life insurance equal to seven times base salary and 15 annual post-retirement payments as required to maintain this life insurance on a permanent basis, grossed-up for federal and state income taxes. The amount shown for Mr. David equals the estimated present value (using a discount rate of 5%) of these 15 payments (based on his last salary as CEO) if retirement occurred at December 31, 2008. The annual payment would equal $755,000 for estimated insurance premiums and $407,000 for tax gross-up.

(4)	Stock options and SAR awards do not accelerate upon termination before retirement age (i.e., 55 plus 10 years of service) or attaining rule of 65 (i.e., age 50 plus 15 years of service). Voluntary or involuntary not for cause terminations after attaining retirement age or rule of 65 result in accelerated vesting of awards that have been outstanding for at least one year. Awards held for less than one year are forfeited. Termination for cause, as defined in the LTIP, results in forfeiture of awards. All values are calculated based on the December 31, 2008 year-end UTC Common Stock closing price on the NYSE of $53.60.

(5)	Vesting of PSUs does not accelerate except in the event of change-in-control. Forfeiture occurs upon termination before retirement age or attaining rule of 65 or for cause. In the event of voluntary or involuntary not for cause termination following attainment of retirement age or rule of 65, PSUs held for at least one year remain eligible to vest following completion of the performance measurement period if and to the extent of target achievement. Values shown reflect the December 31, 2008 year-end UTC Common Stock closing price on the NYSE of $53.60 and vesting at target for the 2007 and 2008 PSU grants and actual level of payout for the 2006 PSU grant as described in the CD&A under “Named Executive Officer Compensation – Long-Term Incentive Awards”.

(6)	Dividend equivalents (“DEs”) were earned under a prior performance-based long-term incentive plan. Each DE, until it expires, entitles the holder to a cash payment equal to the dividend paid on one share of UTC Common Stock paid at the time of regular quarterly dividend payment. All outstanding DEs are fully vested, however, DEs are subject to forfeiture upon involuntary termination for cause. DE payments do not accelerate upon voluntary or involuntary not for cause termination. Amounts shown are estimated present value of future payments except for change-in-control. Future DEs are accelerated into a single lump sum payment following a change-in-control. Amounts shown in “Termination – Change-in-Control” equal the current dividend rate multiplied by the number of quarterly dividend payments between the assumed change-in-control date (December 31, 2008) and the DE award expiration date, discounted using 120% of the Applicable Federal Rate as of December 31, 2008.

(7)	This table includes estimated amounts payable as a result of a termination following a change-in-control, assuming termination on December 31, 2008. Change-in-control benefits are provided in accordance with the Senior Executive Severance Plan (the “SESP”), effective July 1, 1981, as amended. Acquisition of 20% of UTC’s voting securities by a person or a group, or a change in the majority of the Board of Directors, constitutes a change-in-control. Executives who became covered by the SESP prior to June, 2008 (including the NEOs) are eligible for SESP benefits in the event of a voluntary or involuntary termination of employment within two years following a change-in-control. Executives covered after that date are eligible for SESP benefits in the event of involuntary termination or termination for good reason. Receipt of SESP benefits is subject to an ongoing obligation to protect confidential company information. An executive may receive the greater of SESP or ELG separation benefits, but not both. SESP benefits are reduced by 1/36th for each month that termination occurs after age 62 and completely phased out at age 65.

SESP benefits for executives who were covered by the SESP prior to December 2003 (including the NEOs) consist of: (i) a cash payment equal to three times base salary and bonus, utilizing the highest base salary and bonus within the preceding three years (reduced by 1/36th for each month that termination occurs after age 62); (ii) a supplemental retirement benefit determined as if the executive had participated in the UTC Employee Retirement Plan, the UTC Pension Preservation Plan and the UTC Employee Savings Plan for three additional years (reduced by 1/36th for each month that termination occurs after age 62); (iii) continued coverage under other employee benefit plans and fringe benefit programs for three years (reduced by 1/36th for each month that termination occurs after age 62); (iv) accelerated vesting of all outstanding long-term incentive awards; and (v) a tax gross-up payment to the extent any change-in-control benefits are subject to the excise tax under Internal Revenue Code Section 280G. Executives covered by the SESP after December 2003 receive a cash payment equal to 2.99 times current base salary and bonus (reduced by 1/36th for each month that termination occurs after age 62). They do not receive supplemental pension service credit or post termination benefit continuation.

(8)	In addition to the pension benefit shown in the preceding tables, the SESP provides supplemental pension credits to certain participants. Messrs. Chênevert, Bousbib, Darnis and Finger are eligible to receive enhanced pension and savings plan benefits equal to the value calculated by adding three additional years of service credited under UTC’s retirement plans to the actual years of credited service. Present value calculations utilize the same assumptions discussed in footnote (6) to the Summary Compensation Table. Mr. David has attained age 65 and is no longer eligible for SESP benefits. Messrs. Hayes and Geisler became covered by the SESP after December, 2003 and receive no enhanced pension benefit.

(9)	Reflects the value of all SARs and PSUs outstanding, calculated based on the December 31, 2008 year-end UTC Common Stock closing price on the NYSE of $53.60. PSUs reflect target for the 2007 and 2008 grants and actual results for the 2006 grant.

(10)	Compensation and benefits in excess of three times compensation may be subject to a non-deductible 20% excise tax under Internal Revenue Code 280G, with variable impact on SESP participants. To assure that the actual economic value of SESP benefits is equivalent for all participants, the program provides for a gross-up of this tax. Amounts in this column estimate the tax gross-up assuming a change-in-control date of December 31, 2008 at a stock price of $53.60 per share.

(11)	Mr. David has attained age 65 and is no longer eligible for SESP benefits. As a result, he would receive the ELG separation benefit in lieu of the SESP cash severance payment.

(12)	Mr. David’s life insurance program, as described in footnote (3), is payable upon termination for any reason, without regard to a change-in-control.

(13)	Consists of three years of medical and life insurance coverage and ELG perquisite allowance. The SESP does not provide this benefit for executives (including Messrs. Hayes and Geisler) who became covered by the SESP after December, 2003. Mr. David is no longer covered by SESP and is not eligible for change-in-control benefits.

Director Compensation.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Louis R. Chênevert	$0	$0		$0	$0	$0	$0	$0
George David	$0	$0		$0	$0	$0	$0	$0
John V. Faraci	$0	$281,648	(5)	$0	$0	$0	$1,768	$283,416
Jean-Pierre Garnier	$0	$230,000		$0	$0	$0	$1,768	$231,768
Jamie S. Gorelick	$0	$220,000		$0	$0	$0	$14,219	$234,219
Edward A. Kangas	$0	$126,477	(5)	$0	$0	$0	$0	$126,477
Charles R. Lee	$92,000	$138,000		$0	$0	$0	$1,738	$231,738
Richard D. McCormick	$0	$260,000		$0	$0	$0	$26,403	$286,403
Harold McGraw III	$0	$227,677	(5)	$6,867	$0	$0	$1,738	$236,282
Richard B. Myers	$100,000	$168,281	(5)	$0	$0	$0	$1,738	$270,019
H. Patrick Swygert	$0	$250,000		$0	$0	$0	$18,271	$268,271
André Villeneuve	$0	$250,000		$0	$0	$0	$13,563	$263,563
Christine T. Whitman	$92,000	$145,677	(5)	$6,867	$0	$0	$2,389	$246,933

(1)	Amounts in this column reflect the amounts of the retainer paid in cash in 2008.

(2)	Amounts in this column reflect the expense recognized by UTC for accounting purposes calculated in accordance with FAS123R with respect to retainer fees paid in deferred stock units in 2008, including any amounts deferred at the election of the director. The assumptions made in the valuation of these awards are set forth in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2008 Annual Report on Form 10-K (available at www.edocumentview.com/utx). All retainer amounts deferred result in deferred stock units each equal in value to the NYSE closing price of UTC Common Stock on April 9, 2008. Deferred stock units are credited with dividend equivalents and are payable in cash following retirement. In addition to deferred stock units earned in the fiscal year 2008 as shown in the table, 2008 compensation expense attributable to the change in market value (including dividend equivalents) of previously earned deferred stock units and restricted share units (see footnote (5) below) credited in prior years was as follows: Mr. Faraci, -$217,058; Dr. Garnier, -$829,112; Ms. Gorelick, -$423,153; Mr. Kangas, $14,554; Mr. Lee, -$802,823; Mr. McCormick, -$726,968; Mr. McGraw, -$432,013; Gen. Myers, -$146,853; Mr. Swygert, -$604,649; Mr. Villeneuve, -$748,490; and Gov. Whitman, -$271,770.

(3)

Amounts in this column reflect the expense recognized by UTC for accounting purposes calculated in accordance with FAS 123R with respect to stock options granted before 2006 under a prior program. The assumptions made in the valuation of these awards are set forth in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2008 Annual Report on Form 10-K. In addition to the restricted stock unit and deferred stock unit awards described in footnotes (3) and (4) to the Security Ownership table on pages 10 and 11 of this Proxy Statement, the following directors held the following numbers of outstanding stock options as of December 31, 2008: Dr. Garnier, 44,700; Ms. Gorelick,

54,320; Mr. Lee, 55,630; Mr. McCormick, 44,700; Mr. McGraw, 13,000; Mr. Swygert, 26,000; Mr. Villeneuve, 45,400; and Gov. Whitman, 13,000.

(4)	Amounts in this column include life insurance premium payments on Company-owned life insurance policies in the amounts of $11,830, $24,505, $16,533, and $11,830 for each of Directors Gorelick, McCormick, Swygert and Villeneuve, respectively, that are used to fund the Directors’ Charitable Gift Program. Persons who became directors after 2003 are not eligible to participate in this program. Because of their years of service as directors, the policies for Messrs. David, Garnier and Lee are paid-up and no payments were made during the fiscal year.

(5)	Directors receive a one-time $100,000 restricted share unit award upon their election to the Board. This award vests ratably over five years and is distributed upon retirement, termination or death. Restricted share units receive dividend equivalents in the form of additional restricted share units. These amounts include the dollar amount recognized for financial statement reporting purposes in 2008 (as determined in accordance with FAS 123R) with respect to this grant.

For 2008, non-employee directors were paid an annual retainer of $220,000 ($230,000 for committee chairs, $250,000 for Audit Committee members, $260,000 for the Audit Committee chair and the Lead Director), which they may elect to receive in one of the following forms: (a) 60% in deferred stock units issued under the Directors Deferred Stock Unit Plan and 40% in cash; or (b) 100% in deferred stock units. Each deferred stock unit has a value equal to one share of UTC Common Stock. Following termination of a director’s service, the value of the accumulated deferred stock units is paid in cash as a lump sum or in installments, at the election of the director. Each deferred stock unit balance is credited with additional deferred stock units in value equal to the dividend paid on the corresponding number of shares of UTC Common Stock. Non-employee directors also receive a fee of $5,000 for each special meeting they are required to attend in addition to the regularly scheduled Board and committee meetings. UTC maintains a charitable gift program for directors elected prior to 2003, funded by life insurance on the lives of the participating directors. Under this program, UTC will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations are expected to be deductible by UTC from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to UTC.

Report of the Audit Committee.

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of UTC’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with UTC’s policies and procedures, Code of Ethics and applicable laws and regulations. The Committee annually nominates UTC’s Independent Auditors for appointment by the shareowners, and evaluates the independence, qualifications and performance of UTC’s internal and independent auditors. The Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by UTC regarding accounting, internal control or auditing matters; and the confidential, anonymous submission by UTC employees of concerns regarding questionable accounting or auditing matters.

The Committee has reviewed and discussed with management and UTC’s Independent Auditors UTC’s audited financial statements as of and for the year ended December 31, 2008, as well as the representations of management and the Independent Auditor’s opinion thereon regarding UTC’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. The Committee discussed with UTC’s internal and Independent Auditors the overall scope and plans for their respective audits. The Committee met with the internal and Independent Auditors, with and without management present, to discuss the results of their examinations, the evaluation of UTC’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of UTC’s financial reporting. The Committee has discussed with UTC’s Independent Auditors the matters required by Statement on Auditing Standards, No. 61 Communications with Audit

Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. It has also discussed with UTC’s Independent Auditor their independence from UTC and its management, including the written disclosures and letter from UTC’s Independent Auditors required by the Public Company Accounting Oversight Board’s Rule 3526, Communication with Audit Committee’s Concerning Independence, as approved by the SEC.

UTC’s Independent Auditors represented to the Committee that UTC’s audited financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.

Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in UTC’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Committee nominates PricewaterhouseCoopers LLP for appointment by the shareowners as UTC’s Independent Auditors for 2009.

Audit Committee

John V. Faraci, Chair	Richard B. Myers
Edward A. Kangas	H. Patrick Swygert
Richard D. McCormick	André Villeneuve

PROPOSAL 2: APPOINTMENT OF A FIRM OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO SERVE AS INDEPENDENT AUDITORS FOR 2009.

PricewaterhouseCoopers LLP served as UTC’s independent registered public accounting firm in 2008. The Audit Committee has nominated PricewaterhouseCoopers LLP to serve as Independent Auditors for UTC until the next Annual Meeting in 2010. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners. UTC paid the following fees to PricewaterhouseCoopers LLP for 2008 and 2007:

(In thousands)	2008	2007
Audit Fees	$27,684	$28,493
Audit-Related Fees	$7,700	$4,441
Tax Fees	$9,796	$9,421
All Other Fees	$30	$41
Total	$45,210	$42,396

Audit Fees in both years consisted of fees for the audit of UTC’s consolidated annual financial statements and its internal control over financial reporting, the review of interim financial statements in UTC’s financial statements filed on Form 10-Q and the performance of audits in accordance with statutory requirements.

Audit-Related Fees in both years consisted of fees for due diligence assistance related to mergers and acquisitions, employee benefit plan audits, advice regarding the application of generally accepted accounting principles to proposed transactions and special reports pursuant to agreed-upon procedures.

Tax Fees in 2008 consisted of approximately $4,329,000 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims, and approximately $5,467,000 for tax consulting and advisory services. In 2007, tax fees consisted of approximately $4,367,000 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims, and approximately $5,054,000 for tax consulting and advisory services.

All Other Fees represent fees in both years for accounting research software and other services.

The Audit Committee has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by UTC’s Independent Auditors. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Committee pursuant to authority delegated by the Committee, provided the Committee is informed of each particular service. All of the engagements and fees for 2008 and 2007 were approved by the Committee. The Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the auditors’ independence. The Board has also adopted the policy that fees paid to the Independent Auditors for non-audit services in any year shall not exceed the fees paid for audit and audit-related services during the year. Non-audit services are limited to fees for tax services, accounting assistance, audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

SHAREOWNER PROPOSAL.

Share holdings of the shareowner proponent and the names and addresses of the additional proponents of the proposal, will be supplied upon request.

PROPOSAL 3: SHAREOWNER PROPOSAL CONCERNING OFFSETS FOR FOREIGN MILITARY SALES.

The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961 and other proponents have advised that they intend to introduce the following proposal at the Annual Meeting:

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, of United Technologies’ significant promises (including technology transfers), made to foreign governments or firms in connection with foreign military sales, intended to offset U.S. dollar cost of weapons purchased by foreign nations.

Supporting Statement

Offsets are agreements by U.S. weapons manufacturers and the U.S. government to direct some benefits—usually jobs or technology—back to the purchasing country as a condition of sale. The value of offsets sometimes exceeds the weapons’ cost. Direct offsets transfer purchasing dollars and/or work and military technology, often through licensing or joint production, to the recipient country to produce a U.S. weapons system, components or subcomponents. Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods or transfers of commercial technology.

U.S. taxpayers finance offsets by paying for research and development of weapons and providing grants, loans and loan guarantees for sales. Offsets also may lead to loss of well-paying U.S. jobs. Aerospace-related offset transactions in purchasing, subcontracts, technology transfers and co-production made up more than 50% of the value reported in 1993-2006. The data show that offset demands are increasing over time in all regions.

Between 1993 and 2006 U.S. companies reported entering into 582 offset agreements with 42 countries. Export sales totaled $84.3 billion. Related offset agreements were valued at $60 billion or 71.2% of export contract value. Aerospace defense systems sales (aircraft, engines and missiles) were valued at $66.8 billion and 84% of total export contracts. In 2006, offset transactions were valued at $4.69 billion, with defense 36.2% of the total. (“Offsets in Defense Trade, December 2007,” Commerce Department)

The faith-based proponents submit this resolution because arms exports do not create jobs. That 2007 Commerce Department study also states subcontracting, purchasing, co-production and licensing offset transactions are most likely to shift production and sales from U.S. suppliers to overseas firms. Other categories e.g. technology transfer, training, overseas investment and marketing can shift sales from U.S. suppliers but it is more difficult to calculate the impact.

Our arms industry closely guards information on offsets, claiming “proprietary privilege.” However, purchasing countries often disclose that information for political purposes, e.g., to convince citizens of tangible benefits from spending millions or billions on arms.

The proponents believe that insofar as U.S. weapons manufacturers engage in foreign policy by negotiating private offset agreements with foreign governments and export domestic jobs while claiming that foreign military sales create jobs, they forfeit proprietary claims to this information.

Sound public policy demands transparency and public debate on these matters. Weapons proliferation and export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions for shareholders to address.

We urge support for our reasonable disclosure request.

The Board of Directors’ Statement in Opposition

UTC’s sales internationally of technology-intensive products and associated offset requirements are extensively regulated by the U.S. Government under its export control legislation.(1)

A December 2008 Department of Commerce report to Congress confirms that offset demands related to defense export transactions continue to trend upward.(2) However, the report also concludes that during the period 2004-2007, defense export sales had a net positive impact on employment in the U.S. including the impact of direct offsets on U.S. aerospace manufacturing jobs.

Since UTC’s sales internationally of technology-intensive products and associated offsets are regulated by the U.S. Government and UTC believes disclosure could increase future offset requirements or disadvantage the Company in future competitive situations, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

ADDITIONAL MEETING INFORMATION.

How many shares can vote? As of the record date, 943,556,976 shares of UTC Common Stock were issued and outstanding. Each share of UTC Common Stock outstanding on the record date is entitled to one vote. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares.

(1)	Military technology is controlled under the Arms Export Control Act, 22 U.S.C. 2751-56; commercial technology under the Export Administration Act of 1979 and implementing Executive Orders.

(2)	U.S. Department of Commerce, Bureau of Industry & Security, “Offsets in Defense Trade – Thirteenth Study”, December 2008.

How many votes are needed for the election of directors at the meeting? Under Section 2.2 of UTC’s Bylaws, in order for a director to be elected a majority of the votes cast with respect to the director’s election must be cast for the director, provided that if the number of nominees exceeds the number of directors to be elected, the nominees receiving the greatest number of votes shall be elected as directors. Because Delaware law provides that an incumbent director continues in office until his or her successor has been elected and qualified (or until the director’s earlier removal or resignation) notwithstanding that a majority of the votes cast were not voted for his or her re-election, UTC has adopted a Corporate Governance Guideline requiring that any nominee who is an incumbent director and who receives in an uncontested election fewer votes “for” than “withheld” from his or her election must promptly tender his or her resignation to the Chair of the Committee on Nominations and Governance. The Committee on Nominations and Governance shall then consider the matter and, taking into consideration all factors it deems relevant, shall recommend to the Board whether the resignation should be accepted and, if the Board accepts the resignation, whether the vacancy so created should be filled or the size of the Board should be reduced. The Board will act on the Committee’s recommendation within 90 days after the certification of the election results. The Board’s decision will be disclosed in a Current Report on Form 8-K filed with the SEC. The Corporate Governance Guidelines are available on UTC’s website at http://www.utc.com/utc/Governance/Board_of_Directors.html.

How many votes are needed for the adoption of other matters at the meeting? Matters other than the election of directors will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum. If a shareowner abstains from voting on any of these other matters, his or her shares will be treated as present for purposes of determining the existence of a quorum but will not be counted as a vote for or against the matter. Shares that are the subject of broker non-votes (as described in response to the question “How will the proxy holders vote my shares?” above) will also be treated as present for purposes of determining the quorum, but will not be counted as a vote for or against the matter.

Is cumulative voting for directors permitted? Yes. When voting for the election of directors, each owner of UTC Common Stock is entitled to a number of votes equal to the number of shares of UTC Common Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or distributed as votes for any two or more nominees, in the discretion of the shareowner. Cumulative voting rights can be exercised only by submission of a written proxy card or voting instructions by mail. If no instruction is given concerning the exercise of cumulative voting the votes cast will be distributed by the proxy holders equally among the Board’s nominees.

Who will count the vote? Will votes be confidential? Representatives of Computershare will receive and tabulate proxies, act as independent Inspectors of Election, supervise the voting and decide the validity of proxies. Computershare has been instructed that the vote of each shareowner must be kept confidential and must not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareowners).

Can a proxy be revoked? Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary identifying the proxy being revoked; by following the prompts provided through the telephone and Internet voting facilities for revoking a proxy previously submitted by telephone or via the Internet; by submitting a new proxy card with a later date; or by voting in person at the meeting.

How will the proxy holders vote on any other business conducted at the meeting? Although we do not know of any business to be conducted at the meeting other than the matters described in this Proxy Statement, duly signed proxy cards and voting instructions submitted by telephone or via the Internet will confer on the proxy holders discretionary authority to vote your shares (other than shares held in the UTC Employee Savings Plan) in accordance with their judgment on any other such matters that may be submitted to a vote of shareowners at the Annual Meeting.

When are shareowner proposals for inclusion in UTC’s Proxy Statement for the 2010 Annual Meeting due? A shareowner who wishes to have a proposal included in UTC’s Proxy Statement for the 2010 Annual Meeting must, in accordance with SEC Rule 14a-8 governing shareowner proposals, submit the proposal in writing to the Corporate Secretary for receipt by October 23, 2009, in order to be considered for inclusion.

What is the advance notice deadline for a proposal that a shareowner plans to introduce for submission to a vote of shareowners at the 2010 Annual Meeting? Under Section 1.0 of UTC’s Bylaws, a shareowner who wishes to introduce a proposal to be voted on at UTC’s 2010 Annual Meeting that has not been submitted for inclusion in UTC’s Proxy Statement for the 2010 Annual Meeting in accordance with SEC Rule 14a-8 must send advance written notice to the Corporate Secretary for receipt no earlier than December 9, 2009 and no later than January 8, 2010. Such notice must include the information specified by the Bylaws, a copy of which is posted at http://www.utc.com/utc/Governance/Governance.html.

What is the advance notice deadline if a shareowner plans to nominate a person for election as a director at the 2010 Annual Meeting? Under Section 1.10 of UTC’s Bylaws, a shareowner who wishes to nominate a person for election as a director at the 2010 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 9, 2009 and no later than January 8, 2010. Such notice must include the information specified by the Bylaws, a copy of which is posted at http://www.utc.com/utc/Governance/Governance.html.

How are proxies solicited and how much is this solicitation expected to cost? In addition to the distribution of this Proxy Statement, proxies may be solicited on behalf of the Board of Directors by employees of UTC by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. UTC will bear the cost of soliciting proxies and reimburse brokers and other nominees for reasonable out-of-pocket expenses for forwarding proxy materials to beneficial shareowners. Georgeson Inc. has been retained by UTC to assist in the distribution of proxy materials and the solicitation of proxies for a fee of $16,000, plus out-of-pocket expenses.

How can shareowners obtain electronic access to the proxy materials, instead of receiving mailed copies? Holders of shares registered in their name on the records of Computershare may contact Computershare at www.computershare.com/us/ecomms to sign up to receive electronic access to the materials rather than receiving mailed copies. Shareowners electing electronic access will receive email notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a designated website and instructions on how to vote shares via the Internet. Enrollment for electronic access will be effective for a future annual meeting if submitted at least two weeks prior to the record date for that meeting, and will remain in effect for subsequent years, unless cancelled no later than two weeks prior to the record date for any subsequent annual meeting. Beneficial shareowners also may be able to obtain electronic access to proxy materials by contacting the broker, bank or nominee, or by contacting Broadridge Financial Solutions at http://enroll.icsdelivery.com/utc.

How can shareowners reduce the number of copies of proxy materials sent to a household? Eligible beneficial shareowners who share a single address may receive a notification that only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank or nominee that provided the notification receives contrary instructions from any beneficial shareowner at that address. This practice, known as “householding”, is designed to reduce printing and mailing costs. However, if a beneficial shareowner at such an address wishes to receive a separate Annual Report or

Proxy Statement this year or in the future, the shareowner may contact the entity that provided the notification. Eligible registered shareowners receiving multiple copies of the Annual Report and Proxy Statement can request householding by contacting UTC’s stock registrar and transfer agent, Computershare Trust Company, at 800-488-9281. Persons holding shares through a broker, bank, or nominee can request householding by contacting that entity.

OTHER MATTERS.

Corporate Governance Information and Code of Ethics.

UTC’s Corporate Governance Guidelines and charters for each Board Committee are available on UTC’s website: http://www.utc.com/utc/Governance/Board_of_Directors.html and UTC’s Code of Ethics is available on UTC’s website: http://www.utc.com/utc/Governance/Governance.html. Printed copies will be provided to any shareowner upon request addressed to the Corporate Secretary. The Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners and other interested persons may send communications to the Board, the Chairman, the Lead Director or one or more non-management directors by using the contact information provided on UTC’s website under the headings “Governance”, “Board of Directors”, “Contact UTC’s Board.” Shareowners and interested persons also may send communications by letter addressed to the Corporate Secretary at UTC, One Financial Plaza, Hartford, CT 06101 or by contacting the Business Practices Office at 860-728-6485. These communications will be received and reviewed by UTC’s Business Practices Office. The receipt of concerns about UTC’s accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. The receipt of other concerns will be reported to the appropriate Committee(s) of the Board. UTC employees also can raise questions or concerns confidentially or anonymously using UTC’s Ombudsman/DIALOG program.

Section 16(a) Beneficial Ownership Reporting Compliance.

UTC believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that all of its officers and directors who are subject to Section 16(a) of the Securities Exchange Act of 1934 filed on a timely basis the reports required thereby during and with respect to 2008 and prior fiscal years, except that there were inadvertent delays in reporting an initial indirect holding of 1,426 shares of Common Stock by Charles D. Gill through his spouse’s savings plan account and the acquisition of 25 deferred stock units by Jan van Dokkum. Reports were subsequently filed in each case.

Transactions with Related Persons.

UTC has adopted a written policy for the review of transactions with related persons. The policy requires review, approval or ratification of transactions exceeding $120,000 in which UTC is a participant and in which a UTC director, executive officer, a significant shareowner or an immediate family member of any of the foregoing persons has a direct or indirect material interest. These transactions must be reported for review by the Corporate Secretary, the Vice President, Business Practices and the Board’s Committee on Nominations and Governance. Following review by these officers, the Committee determines whether these transactions are in, or not inconsistent with, the best interests of UTC and its shareowners, taking into consideration whether they are on terms no less favorable to UTC than those available with other parties and the related person’s interest in the transaction. UTC’s policy permits employment of related persons possessing qualifications consistent with UTC’s requirements for non-related persons in similar circumstances, provided the employment is approved by the Senior Vice President, Human Resources and Organization and the Vice President, Business Practices.

Kathleen M. Hopko
Vice President, Secretary and Associate General Counsel

C XXXXXXXXXX

MR ANDREW SAMPLE

1234 AMERICA DRIVE

ANYWHERE, IL 60661

IMPORTANT ANNUAL SHAREOWNERS’ MEETING

INFORMATION – YOUR VOTE COUNTS!

Shareowner Meeting Notice	123456	C0123456789	12345

Important Notice Regarding the Availability of Proxy Materials for the United

Technologies Corporation Shareowner Meeting to be Held on Wednesday, April 8, 2009

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareowners’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareowners are available at:

www.envisionreports.com/UTX

Easy Online Access — A Convenient Way to View Proxy Materials and Vote.

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/UTX to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before March 27, 2009 to facilitate timely delivery.

Shareowner Meeting Notice

United Technologies Corporation’s Annual Meeting of Shareowners will be held on Wednesday, April 8, 2009 at the Pratt & Whitney Facility located at 17900 Beeline Highway, Jupiter, Florida at 11:00 a.m. Eastern Daylight Time.

Proposals to be voted on at the meeting are listed below along with the Board of Director’s recommendations.

The purpose of the meeting is to consider the following matters:

1.	Election of fourteen directors from among the nominees in the Proxy Statement,
2.	Appointment of Independent Auditors,
3.	Shareowner Proposal Concerning Offsets for Foreign Military Sales, and
4.	Other business if properly raised.

The Board recommends that you vote:

FOR each of the Board’s nominees for election as directors,

FOR the appointment of PricewaterhouseCoopers LLP as Independent Auditors for 2009, and

AGAINST the shareowner proposal.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the three numbers in the shaded bar on the reverse side when requesting a set of proxy materials.
g	Internet – Go to www.envisionreports.com/UTX. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g	Email – Send email to investorvote@computershare.com with “Proxy Materials United Technologies” in the subject line. Include in the message your full name and address, plus the three numbers located in the shaded bar on the reverse side, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by March 27, 2009.

One Financial Plaza

Hartford, CT 06101

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the

two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Eastern Daylight Time, on April 8, 2009.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/UTX. • Follow the steps outlined on the secure website.
Vote by Telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	• Call toll free 1-800-652-VOTE (8683) in the United States, Canada or Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Outside the US, Canada & Puerto Rico, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply. • Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION, ▼

DETACH AND RETURN BOTTOM PORTION IN ENCLOSED ENVELOPE.

A. Proposals	▶ PROPOSALS – THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED AND FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. ◀

1. Election of Directors:	01 – Louis R. Chênevert	02 – George David	03 – John V. Faraci
	04 – Jean-Pierre Garnier	05 – Jamie S. Gorelick	06 – Carlos M. Gutierrez
	07 – Edward A. Kangas	08 – Charles R. Lee	09 – Richard D. McCormick
	10 – Harold McGraw III	11 – Richard B. Myers	12 – H. Patrick Swygert
	13 – André Villeneuve	14 – Christine Todd Whitman

Mark Here to Vote FOR All Nominees	Mark Here to WITHHOLD Vote From All Nominees

For All EXCEPT – To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01	02	03	04	05	06	07

	08	09	10	11	12	13	14

	For	Against	Abstain
2. Appointment of Independent Auditors

	For	Against	Abstain
3. Shareowner Proposal: Offsets for Foreign Military Sales

B. Non-Voting Items

Change of Address – Please print new address below.

C. Authorized Signature(s) – This section must be completed for your vote to be counted – Date and Sign Below.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

Annual Meeting of Shareowners of United Technologies Corporation

Wednesday, April 8, 2009, 11:00 a.m.

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of United Technologies Corporation (“UTC”) will be held at the Pratt & Whitney Facility located at 17900 Beeline Highway, Jupiter, Florida on Wednesday, April 8, 2009 at 11:00 a.m. Eastern Daylight Time. The purpose of the meeting is to consider the following matters:

1.	Election of fourteen directors from among the nominees in the Proxy Statement,
2.	Appointment of Independent Auditors,
3.	Shareowner Proposal Concerning Offsets for Foreign Military Sales, and
4.	Other business if properly raised.

The Board of Directors set February 10, 2009, as the record date for the meeting. This means that owners of record of shares of Common Stock of UTC at the close of business on that date are entitled to attend and vote during the meeting.

A list of registered shareowners entitled to vote will be available at UTC’s offices, One Financial Plaza, Hartford, CT, for 10 days prior to the meeting and at the meeting location during the meeting.

▼        ▼            IF YOU HAVE NOT VOTED VIA THE INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION,    ▼

DETACH AND RETURN BOTTOM PORTION IN ENCLOSED ENVELOPE.

One Financial Plaza

Hartford, CT 06101

This Proxy is Solicited on Behalf of the Board of Directors of United Technologies Corporation.

The undersigned hereby appoints John V. Faraci, Charles R. Lee and Richard D. McCormick, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of UTC to be held April 8, 2009, and at any adjournment thereof, as directed on this Proxy Card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

This Proxy Card also constitutes voting instructions to the trustee under each of the UTC employee savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of UTC held by the trustee under any such plan(s) as described in the Proxy Statement. To withhold a vote for any individual, please insert the nominee’s name (or the number provided on the reverse) in the blank provided in Proposal 1 on the reverse of this Proxy Card. If the undersigned has a beneficial interest in shares held by the trustee under any such plan(s), voting instructions with respect to such plan shares must be provided by 11:00 a.m. Eastern Daylight Time on April 7, 2009 in the manner described in the Proxy Statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the Proxy Statement. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Shareowners or any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign, date and return this Proxy Card.

(Items to be voted appear on the reverse side.)

United Technologies Corporation

Annual Meeting of Shareowners

April 8, 2009 at 11:00 a.m.

Pratt & Whitney Facility

17900 Beeline Highway

Jupiter, Florida

Control Number: 012345

Holder Account Number: C1234567891

Proxy Access Number: 12345

Dear UTC Shareowner

Re: John D. Smith

Thank you for participating in online access to UTC’s Annual Meeting Materials. Computershare Trust Company, N.A. is the independent registrar and transfer agent for UTC Common Stock.

The UTC Annual Report for 2008 and the Proxy Statement for the 2009 Annual Meeting of Shareowners are now available. To view the Annual Report and Proxy Statement, please click on the following link to the website: www.envisionreports.com/utx

REMEMBER, YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES AS SOON AS YOU RECEIVE AND REVIEW YOUR PROXY MATERIALS.

IMPORTANT NOTICE TO PARTICIPANTS IN THE UTC SAVINGS PLAN FOR U.S. EMPLOYEES: Computershare must receive your voting instructions by 11:00 a.m. Eastern Daylight Time, on April 7, 2009 in order to tabulate voting instructions of Savings Plan Participants and communicate those instructions to the Savings Plan Trustee, who will vote your shares. If your voting instructions are not received by that time, your plan shares will be voted by the Trustee as described in the Proxy Statement.

To cast your vote, please visit www.envisionreports.com/utx and follow the on-screen instructions. You will need the login validation details provided above to access the voting site.

You may also use your login validation details to vote your shares by telephone. Simply call 1-800-652-8683 to access the secure and confidential telephone voting service. When voting by telephone, please keep the above login validation details available for your reference as well as the following list of matters to be voted on:

Proposal 1 –	Election of Directors, Nominees:

01 Louis R. Chênevert	08 Charles R. Lee
02 George David	09 Richard D. McCormick
03 John V. Faraci	10 Harold McGraw III
04 Jean-Pierre Garnier	11 Richard B. Myers
05 Jamie S. Gorelick	12 H. Patrick Swygert
06 Carlos M. Gutierrez	13 André Villeneuve
07 Edward A. Kangas	14 Christine Todd Whitman

Proposal 2 –	Appointment of a Firm of Independent Registered Public Accountants to Serve as Independent Auditors
Proposal 3 –	Shareowner Proposal Concerning Offsets for Foreign Military Sales

FURTHER INFORMATION CONCERNING THE ABOVE PROPOSALS IS INCLUDED IN THE PROXY STATEMENT FOR 2009: www.envisionreports.com/utx

If you would like to request a ticket to attend UTC’s 2009 Annual Meeting, please click on the following link: http://www.utc.com/investors/shareowner_tickets/

For assistance or if you would like to request paper copies of the Annual Report or Proxy Statement, please contact our Shareholder Direct information line at 1-800-881-1914 or the UTC Corporate Secretary’s Office at 1-860-728-7870.

If you have any questions regarding your account, please call 1-800-488-9281 and we will be pleased to help. Alternatively, you may also submit your questions directly through our secure, online contact form at: www.computershare.com/ContactUs

Thank you for using our online voting service.

This email and any files transmitted with it are solely intended for the use of the addressee(s) and may contain information that is confidential and privileged. If you receive this email in error, please advise us by return email immediately. Please also disregard the contents of the email, delete it and destroy any copies immediately. Computershare Limited and its subsidiaries do not accept liability for the consequences of any computer viruses that may be transmitted with this email.